UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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People’s United Financial, Inc.

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March 11, 2011

Dear Shareholder:

On behalf of the Board of Directors of People’s United Financial, Inc., I cordially invite you to attend our 2011 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, April 21, 2011 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

Whether or not you choose to join us at the annual meeting, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also cast your vote by telephone or electronically, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-7228.

On behalf of our Board of Directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

John P. Barnes

President and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2011

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, April 21, 2011, at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect three directors who, with the seven directors whose terms of office do not expire at the annual meeting, will constitute the full Board of Directors of People’s United.

2. To cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3. To cast a non-binding advisory vote on the desired frequency of the non-binding advisory vote to approve the compensation of our named executive officers;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on February 28, 2011 as the record date for determination of shareholders entitled to notice of and to vote at the 2011 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR ELECTRONIC VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Bridgeport, Connecticut

March 11, 2011

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to the shareholders of People’s United Financial, Inc., which we refer to as People’s United or the Company, in connection with the solicitation of proxies by our Board of Directors for use at the 2011 annual meeting of shareholders to be held on Thursday, April 21, 2011 at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2011 annual meeting, holders of the common stock, $0.01 par value per share, of People’s United will be asked to elect three directors; to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; to cast a non-binding advisory vote on the desired frequency of the non-binding advisory vote to approve the compensation of our named executive officers; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 11, 2011.

Proxies

The accompanying form of proxy is for use at the 2011 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a proxy vote by telephone or electronically, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or electronically, at any time before the proxy is exercised, by submitting to the Company’s Corporate Secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. However, attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the annual meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; “one year” with respect to the advisory vote on the desired frequency of a non-binding advisory vote to approve the compensation of our named executive officers; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

People’s United will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. We may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Record Date and Voting Rights

The Board of Directors has fixed February 28, 2011 as the record date for determining People’s United shareholders entitled to notice of and to vote at the 2011 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 21,200 holders of record of our common stock and 359,606,764 shares of our common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast “for” that nominee than are cast “against” (withheld from) that nominee.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote on this item is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account in connection with future executive compensation decisions.

•

A plurality of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval regarding the frequency of the non-binding advisory vote approving the compensation of our named executive officers. Because your vote on this item is advisory, it will not be binding on the Company or the Board of Directors. However, the Board of Directors expects to take the outcome of the vote into account when considering how often shareholders will be afforded the opportunity to cast a non-binding advisory vote approving the compensation of our named executive officers.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors or on the advisory vote regarding the frequency of the non-binding advisory vote on the compensation of our named executive officers, and will have the effect of a vote “against” the advisory vote regarding approval of the compensation of our named executive officers disclosed in this proxy statement and “against” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 28, 2011 with respect to beneficial ownership of the Company’s common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by the Company to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)		Percent of Common Stock Owned(2)
Capital World Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	18,201,000	(3)	5.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	23,334,362	(4)	6.5%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of February 28, 2011.
(3)	Capital World Investors reports having sole voting and dispositive power with respect to all of these shares, and disclaims beneficial ownership of all these shares pursuant to Securities and Exchange Commission Rule 13d-4.
(4)	BlackRock, Inc. reports having sole voting and dispositive power with respect to all of these shares.

We do not know of any other person who is the beneficial owner of more than 5% of the Company’s common stock as of the specified date.

Security Ownership of Management

The following table sets forth, as of February 28, 2011, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
John P. Barnes	487,257	*
Collin P. Baron	308,869	*
George P. Carter	358,200	*
John K. Dwight	160,415	*
Jerry Franklin	225,616	*
Eunice S. Groark	249,215	*
Janet M. Hansen	238,282	*
Richard M. Hoyt	294,258	*
Mark W. Richards	188,550	*
James A. Thomas	268,284	*

Named Executive Officers(a)
Paul D. Burner	254,097	*
Robert R. D’Amore	1,031,562	*
Brian F. Dreyer	732,806	*
David K. Norton	139,263	*
Philip R. Sherringham	1,656,897	*
All Directors, Nominees and Executive Officers as a Group (19 persons)(b)	4,704,357	1.3%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	The named executive officers consist of (1) the Chief Executive Officer (Mr. Barnes), the former Chief Executive Officer (Mr. Sherringham) and the former Chief Financial Officer (Mr. Burner), and (2) the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at year-end.
(b)	Does not include Messrs. Burner, Dreyer or Sherringham, who were not serving as executive officers as of the date of this table.

Stock ownership totals include shares of common stock that are: vested but remain subject to transfer restrictions (Column A); subject to forfeiture if certain conditions are not satisfied (Column B); held indirectly through benefit plans (Column C); or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 28, 2011 (Column D), as follows:

	A	B	C	D
Directors:
John P. Barnes	—	175,181	4,289	214,619
Collin P. Baron	17,539	37,661	—	116,649
George P. Carter	17,539	60,848	—	142,007
John K. Dwight	17,539	20,714	—	64,156
Jerry Franklin	17,539	37,661	—	116,649
Eunice S. Groark	17,539	37,661	—	116,649
Janet M. Hansen	17,539	37,661	—	116,649
Richard M. Hoyt	17,539	37,661	—	116,649
Mark W. Richards	17,539	20,714	—	64,156
James A. Thomas	17,539	37,661	—	116,649

Named Executive Officers:
Paul D. Burner	—	—	4,628	158,516
Robert R. D’Amore	—	161,619	50,500	520,357
Brian F. Dreyer	—	—	3,571	632,194
David K. Norton	—	94,483	1,626	35,010
Philip R. Sherringham	—	—	—	1,295,424
All Directors, Nominees and Executive Officers as a Group (19 persons)(a)	157,851	1,054,984	79,373	2,046,951

(a)	Does not include Messrs. Burner, Dreyer or Sherringham, who were not serving as executive officers as of the date of this table.

ITEM I. ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for the election of directors by the shareholders and for the division of the Board of Directors into three classes of directors as nearly equal in number as reasonably possible. The terms of office of the members of one class expire and a successor class is elected for a three-year term at each annual meeting of shareholders.

Our certificate of incorporation and bylaws provide that there will be between five and fifteen members of the Board of Directors, as fixed by resolution of the Board of Directors. The Board of Directors has resolved that there will be ten members of the Board following the 2011 annual meeting. The terms of John P. Barnes, Collin P. Baron, and Richard M. Hoyt expire at the annual meeting. Messrs. Barnes, Baron and Hoyt have each been nominated for re-election for a three-year term expiring at the annual meeting of shareholders in 2014.

Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. Each nominee has consented to being named in this proxy statement and to serve as a director of People’s United if elected. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including ages as of March 1, 2011 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director of the Company includes such person’s term of service as a director of People’s United Bank, which we refer to as the Bank.

The Board of Directors recommends that shareholders vote “for” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

John P. Barnes, age 55, was named President and Chief Executive Officer of People’s United on July 22, 2010. Mr. Barnes had been serving as interim President and Chief Executive Officer since April 25, 2010. Prior to that date, Mr. Barnes had served as Senior Executive Vice President and Chief Administrative Officer for People’s United following the acquisition of Chittenden Corporation in early 2008. Mr. Barnes served as an Executive Vice President of Chittenden since 1997. He became a member of the Board in 2010 and is a member of the Enterprise Risk, Executive, and Treasury and Finance Committees.

Mr. Barnes has worked in the financial services industry since 1983, when he joined Chittenden Bank after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer in 1988. In 1990 he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which included Information Technology, Operations and other centralized services for the corporation. Mr. Barnes is a graduate of Northeastern University and received his MBA from the University of Vermont.

The Board believes that Mr. Barnes, as the Company’s chief executive officer, has a critical role to play as the only representative of management on the Board. For this reason, the Board expects that for as long as Mr. Barnes serves as the Company’s chief executive officer, the Board will recommend him for election to the Company’s Board of Directors. Mr. Barnes also serves as the Chairman of The People’s United Community Foundation.

Collin P. Baron, age 63, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Enterprise Risk and Executive Committees and chairs the Treasury and Finance Committee. He also serves as a member of the Bank’s Loan Review Committee.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 35 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association and American Health Lawyers Association. He is a member of the Banking Law section of the Connecticut Bar Association and a former member of its executive committee. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the Board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and the Company’s Board of Directors and thus his familiarity with both the Bank’s and the Company’s operations, qualify him to serve on the Company’s Board and enhance the overall mix of skills among Board members.

The Board also considered the fact that Mr. Baron is a principal at a law firm that does business with the Bank and determined that this relationship does not compromise Mr. Baron’s ability to serve effectively as a director of the Company. In February of this year, the Board determined that Mr. Baron met the criteria for independence under applicable listing standards of the NASDAQ Stock Market.

Richard M. Hoyt, age 68, is affiliated with two privately held Connecticut-based companies. He is President and Chief Executive Officer of Chapin & Bangs Co., a steel service and processing center based in Bridgeport, Connecticut, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel based in Stratford, Connecticut with operations in Columbia, South Carolina and Knoxville, Tennessee. He has

occupied each of these positions for more than five years. In his role as chief executive officer of these companies, Mr. Hoyt has overall responsibility for all aspects of their business, including their financial condition and performance. Mr. Hoyt also serves as a director of Bridgeport Hospital and a director of the Yale New Haven Health System. Mr. Hoyt, a graduate of Yale University, was first elected as a director in 2002. Mr. Hoyt is a member of the Audit and the Compensation, Nominating and Governance Committees.

In assessing Mr. Hoyt’s qualifications for board service and the contributions he brings to the Board’s total mix of skills and attributes, the Board gave favorable weight to Mr. Hoyt’s perspective as a small business owner and his extensive involvement in the greater Bridgeport community, noting that Mr. Hoyt serves on the audit committees of Bridgeport Hospital and the Yale New Haven Health System. In addition, the Board gave positive consideration to Mr. Hoyt’s past experience as a director of Connecticut Energy Corporation (former parent of the Southern Connecticut Gas Company) from 1992 until its acquisition by Energy East Corporation in 2002 and to his past service as a director of both the Bank and the Company, including his service on the Company’s Board and its Audit and Compensation, Nominating and Governance Committees.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Terms Expiring at the 2012 Annual Meeting

George P. Carter, age 74, is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the Board in 1976. He serves as the Company’s non-executive Chairman, and also serves as Chairman of the Audit and Executive Committees and as a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees.

Mr. Carter has significant experience as a member of both the Board of Directors and the Audit Committee of a financial services company, having served as a member of the Bank’s Board of Directors since 1976 and as a member of its Audit Committee since 1981. He became Chairman of the Bank’s Audit Committee in 1987 and Chairman of the Audit Committee of the Company at the time of its formation in 2007. Mr. Carter is a graduate of Michigan State University, with a B.S. in business and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the Board of Directors of The People’s United Community Foundation and a director and vice chairman of the Board of Directors of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the Board and his skills and qualifications for board service, the Board noted that over his more than 30 years of board service Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with the Company and its various businesses that enhance his contributions to the Board. The Board also cited the benefit to the Board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the Board throughout a number of business cycles.

Jerry Franklin, age 63, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the Board of Directors in 1997 and is a member of the Audit and Executive Committees.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a bachelor of science in political science and journalism from Georgia Southern University and a master of arts in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The Board has concluded that the Board as a whole benefits from the perspective provided by Mr. Franklin by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the Board considered the contributions Mr. Franklin has made to the Board by virtue of his experience as a director of the Bank (and a current member of its Loan Review Committee) and later the Company, a member of its Audit Committee and a former member of its Compensation, Nominating and Governance Committee.

Eunice S. Groark, age 73, is an attorney and served as Lieutenant Governor of the State of Connecticut from 1991 until January 1995. She currently serves as a Trustee and a member of the audit committee of the Virtus Variable Insurance Trust. Mrs. Groark was first elected to the Board of Directors in 1995. She is a member of the Enterprise Risk, Executive, and Treasury and Finance Committees.

A graduate of Bryn Mawr College and the University of Connecticut Law School, Ms. Groark brings to her role as director extensive public sector experience in addition to her term as Lieutenant Governor. She served as Corporation Counsel of the City of Hartford (1987-1990), and as a member of the Hartford City Council (1981-1985). She also served in a staff position with the Commission on the Reorganization of Connecticut State Government from its inception through the conclusion of its work in 1977. Ms. Groark is a former member of the Bank’s Audit Committee, as well as a former member of the audit committees of The Society for Savings (acquired in 1993 by a subsidiary of a predecessor to Bank of America Corporation) and the Middlesex Mutual Assurance Company.

In evaluating Ms. Groark’s qualifications for board service and the contributions she makes to the functioning of the Board as a whole, the Board gave favorable consideration to her experience serving in the public arena and her former service as a director of both a bank and an insurance company. The Board also determined that Ms. Groark’s extensive involvement in the greater Hartford community and her legal background were positive factors weighing in favor of her position as a director of the Company.

James A. Thomas, age 71, served as Associate Dean at Yale Law School from 1969 until his retirement in 2004, and served as Master of Saybrook College of Yale University from 1990 to 1996. Mr. Thomas was elected to the Board of Directors in 1997. He serves as Chairman of the Compensation, Nominating and Governance Committee, and is a member of the Executive Committee. Mr. Thomas has served as a director of UIL Holdings Corporation (the holding company for the United Illuminating Company) since 1992, and served as a director of Imagistics International Inc. (a provider of document imaging solutions) from 2001 to 2005. Mr. Thomas is currently a member of the compensation and executive development and the finance committees of the UIL board, and during his tenure with Imagistics was a member of the audit and governance committees of that board.

Mr. Thomas is a graduate of Wesleyan University and the Yale School of Law. Prior to joining the Yale Law School as an Associate Dean, Mr. Thomas had served as an attorney in the Civil Rights Division of the U.S. Department of Justice, and in positions at the Iowa Civil Rights Commission, the U.S. Equal Employment Opportunity Commission and the U. S. Senate Judiciary Committee.

In considering Mr. Thomas’ qualifications for a position as a director, the Board gave favorable weight to his broad range of experience in the legal and academic fields, as well as his experience as a director of two public companies.

Terms Expiring at the 2013 Annual Meeting

John K. Dwight, age 66, became a member of the Board of Directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and former Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a Trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the Board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The Board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the Board but also as a member of its Audit and Treasury and Finance Committees. As a result of his broad expertise in the areas of finance, investment and financial controls, Mr. Dwight has been identified as one of the Company’s two audit committee financial experts.

The Board also determined that the diversity of perspective of the Board as a whole benefits from Mr. Dwight’s status as a resident of Vermont and a very active member of the greater Burlington, Vermont community. The Company has extensive operations in Vermont by virtue of its 2008 acquisition of Chittenden.

Janet M. Hansen, age 68, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Mrs. Hansen was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29 year tenure with Aquarion in addition to the positions specifically noted above.

Mrs. Hansen became a member of the Board of Directors in February 2004. She is Chairwoman of the Enterprise Risk Committee and a member of the Audit and Executive Committees. She also serves on the Board of Directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses), Bridgeport Hospital, and the University of Connecticut Foundation. Mrs. Hansen is a graduate of Salem State College and has an MBA in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Mrs. Hansen’s qualifications for the position of director, and her contributions to the Board’s overall mix of skills and attributes, the Board noted that Mrs. Hansen’s financial background and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and her current role as director and member of the audit committee of Pennichuck Corporation enhance her contribution to the Company’s Audit, Enterprise Risk, and Treasury and Finance Committees.

In her various roles at Aquarion, Mrs. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on the audit committees of Pennichuck Corporation, Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation), the Bank and the Company. For these reasons, the Board has identified Mrs. Hansen as an audit committee financial expert. Mrs. Hansen is also active in the Greater Bridgeport community, serving as Chairman of the audit committee of the University of Connecticut Foundation and Bridgeport Hospital.

Mark W. Richards, age 65, became a member of the Board of Directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with the Company. He is President of The Richards Group in

Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses in southern and central Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned provider of travel management services to more than 35,000 individuals annually. Mr. Richards is a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees.

Mr. Richards is a graduate of Williams College, and served as an officer in the U.S. Navy for three years.

The Board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the Board with an important perspective, especially with respect to the Bank’s wealth management division, which includes an insurance brokerage subsidiary. The Board also considered that Mr. Richards has more than 20 years experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into the Company effective January 1, 2008. In addition, the Board considered Mr. Richards’ more recent experience as a member of the Operational Risk and Trust Committees of the Bank’s Board of Directors. The functions of the Bank’s Operational Risk Committee have since been assumed by the Enterprise Risk Committee, of which Mr. Richards is a member.

Mr. Richards is a resident of southern Vermont and an active member of the greater Brattleboro community, currently serving as a corporator of Brattleboro Memorial Hospital and as a member of the Executive Board of Trustees of the Brattleboro Development Credit Corporation. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire Board with respect to this portion of the Bank’s market area.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with People’s United or any of its subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to an executive officer of People’s United or any of its subsidiaries or other affiliates.

With the exception of Mr. Barnes, each person nominated for reelection as a director at the 2011 Annual Meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

Meetings of the Board of Directors and its Committees

During 2010, our Board of Directors held 26 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which he or she served.

The Board of Directors of People’s United encourages all directors to attend the annual meeting of shareholders. All nine of the individuals serving as directors of People’s United at the time of the 2010 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Our Board of Directors has five standing committees: the Audit Committee; the Compensation, Nominating and Governance Committee; the Enterprise Risk Committee; the Executive Committee; and the Treasury and Finance Committee. The charters of each of these committees are posted on our website (www.peoples.com) under the heading “Investor Relations—Corporate Governance—Board and Committee Structure.”

Audit Committee. The Audit Committee met 11 times during 2010. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), John K. Dwight, Jerry Franklin, Janet M. Hansen, and Richard M. Hoyt. The Audit Committee is responsible for monitoring the Company’s accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our Board of Directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on the Bank’s website at www.peoples.com.

The Board of Directors has determined that John K. Dwight and Janet M. Hansen, members of the Audit Committee, each qualify as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee of People’s United, which is comprised of James A. Thomas (Chairman), George P. Carter, Richard M. Hoyt, and Mark W. Richards, met 17 times during 2010. Each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. The Compensation, Nominating and Governance Committee is responsible for making policy decisions concerning the Company’s compensation and benefit programs, and conducts periodic performance reviews of the senior and executive officers of the Company. The Compensation, Nominating and Governance Committee also recommends nominees for election as directors to the full Board of Directors of the Company. A current copy of the Compensation, Nominating and Governance Committee charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the Compensation, Nominating and Governance Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Watson to serve as its independent compensation consultant during 2010.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation, Nominating and Governance Committee. The consultant engaged to assist the Compensation, Nominating and Governance Committee in the annual compensation process may also be engaged to perform some of these additional services. During 2010, management engaged Towers Watson to provide services relating to a variety of retirement plans previously maintained by Chittenden, including the phase-out and combination of certain Chittenden plans with existing plans maintained by the Bank.

The total amount of fees paid to Towers Watson for services rendered in 2010 was $921,393. Of this amount, $170,763 was for services relating to executive and director compensation, and $750,630 was for other services.

The Compensation, Nominating and Governance Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for People’s United or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on behalf of the Company and our affiliates.

Enterprise Risk Committee. The Enterprise Risk Committee was designated as a standing committee of the Company’s Board in February 2011 and did not meet during 2010. The Committee is comprised of Janet M. Hansen (Chairwoman), John P. Barnes, Collin P. Baron, George P. Carter, Eunice S. Groark, and Mark W. Richards. The Enterprise Risk Committee assists the Board of Directors in its oversight of management’s implementation of the Company’s enterprise-wide risk management process, makes recommendations to the Board concerning the Company’s risk tolerance, and assesses the Company’s corporate strategy in light of its risk tolerance. Prior to the formation of the Enterprise Risk Committee as a committee of the Company’s Board, the Operational Risk Committee of the Bank’s Board of Directors had responsibility for oversight of operational risk.

Executive Committee. The members of the Executive Committee are George P. Carter (Chairman), John P. Barnes, Collin P. Baron, Jerry Franklin, Eunice S. Groark, Janet M. Hansen, and James A. Thomas. The Executive Committee may formulate and recommend to the Board of Directors for approval general policies regarding the management and affairs of the Company, and may perform such other functions as are provided in the Company’s bylaws or as directed by the Board of Directors. The Executive Committee did not meet during 2010.

Treasury and Finance Committee. The Treasury and Finance Committee was designated as a standing committee of the Company’s Board in December 2010 and did not meet during 2010. Prior to its designation as a committee of the Company’s Board, the Treasury and Finance Committee functioned as a committee of the Bank’s Board of Directors. The Committee is comprised of Collin P. Baron (Chairman), John P. Barnes, John K. Dwight, Eunice S. Groark, and Janet M. Hansen. The Treasury and Finance Committee assists the Board of Directors in its oversight of the Company’s asset-liability management goals and strategy.

In addition to the standing committees of the Board described above, in May 2010 the Board established a special Search Committee (comprised of Messrs. Carter, Dwight and Franklin and Ms. Groark and Ms. Hansen) in connection with the search for a permanent President and Chief Executive Officer following Mr. Sherringham’s resignation in April 2010. The Search Committee met 6 times during 2010 and was disbanded following the appointment of Mr. Barnes as President and Chief Executive Officer of the Company in July.

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. In November 2008, the Board elected George P. Carter, who at that time was serving as the Company’s Lead Director, as its independent, non-executive Chairman of the Board. Prior to this time, the President and Chief Executive Officer also served as Chairman of the Board of Directors. The non-executive Chairman must be an “independent” director of the Company, as that term is defined pursuant to the listing requirements established by The Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934, and, because Mr. Carter occupies the same position on the Board of Directors of the Bank, the rules and regulations of the Federal Deposit Insurance Corporation relating to the independence of directors.

In his role as non-executive Chairman of the Board, Mr. Carter’s responsibilities include chairing meetings of the Company’s board of directors; approving Board agendas and meeting schedules and ensuring appropriate information flow; acting as liaison between the non-management members of the Board and management;

meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving the Company; and providing input to the Compensation, Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

The Board adopted this structure during a time of unexpected leadership transition at the Company. It believed that separating the position of Chief Executive Officer and Chairman and assigning the Chairman’s responsibility to an independent director with long tenure as a member of the Board of Directors would benefit the Company by providing leadership continuity to the Board and management during this transition period and would provide support to the Company’s incoming Chief Executive Officer as he assumed his new duties. The Board believes that good corporate governance requires having an independent director assume a formal board leadership role, and the Company’s Bylaws were amended in 2010 to require that the Chairman of the Board be an independent director. In view of this requirement, the Bylaws were also amended to eliminate the position of Lead Director at that time.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations to the Company and the possible impact of risks associated with Bank activities on the Company, the Company and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the Board or a board-level committee of either the Company or the Bank. All members of the Company’s board of directors are also members of the Board of Directors of the Bank.

Role of the Enterprise Risk Committee. In February 2011 the Company established an Enterprise Risk Committee, which has been authorized to oversee management’s implementation of the Company’s enterprise-wide risk management process; to make recommendations to the full Board concerning the Company’s risk tolerance; and to assess the Company’s corporate strategy in light of its risk tolerance.

The Company’s executive-level Chief Risk Officer reports to the Enterprise Risk Committee concerning the Company’s overall enterprise risk management, or ERM, strategy and the implementation of an ERM plan. The ERM plan outlines the processes used by the Company to identify, assess, monitor and control risks throughout the organization. Special focus is given to risks that affect the entire enterprise and to the identification of emerging risks. In addition to reporting to the Enterprise Risk Committee, the Chief Risk Officer makes quarterly reports to the Board concerning the status of the ERM plan.

The Enterprise Risk Committee has responsibility to review management’s assessments concerning specific risks, including: credit risk; market/interest rate risk; liquidity risk; incentive compensation risk; reputation risk; strategic risk; operational risk; compliance and regulatory risk; risk related to mergers and acquisitions, including risks associated with the due diligence process and integration risk; fiduciary risk and technology risk . The Enterprise Risk Committee will also receive additional updates and progress reports concerning the management of risks that contain elements that, in the opinion of management and/or the Committee, warrant an additional level of management reporting and oversight. The Enterprise Risk Committee has responsibility for oversight of the Company’s operational risks. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

In addition to the Enterprise Risk Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various Company and Bank board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of the Company’s annual independent audit and the preparation of the Company’s financial statements, the Company’s Audit Committee has been assigned responsibility for oversight of risks associated with the Company’s internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination. The Bank’s Audit Committee has a similar role with respect to oversight of risks associated with the Bank’s internal controls, legal risks, compliance with applicable law and oversight of response to Bank reports of examination.

Market/Interest Rate/Liquidity Risks. The Treasury and Finance Committee has been charged with overseeing management of the Company’s interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of the Company’s asset liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors the Company’s liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of the Company’s earnings under varying interest rate scenarios and considers the risks to the Company associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on the Company’s earnings.

The Treasury and Finance Committee oversees the Company’s capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that the Company’s capital levels continue to permit it to serve as a source of financial strength to the Bank. The Committee oversees Company investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures facing the Company generally, and in its investment and derivatives portfolios in particular, and the steps management is taking to monitor and control such exposures. It also monitors management of the Company’s treasury functions, including its operations and funds management processes.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity; and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; approves credit policies; reviews those sections of reports of examination by supervisory authorities, as well as internal and external audit reports and management letters, that pertain to the Bank’s loan portfolios and related lending policies and monitors management’s response to all supervisory examination and internal audit comments pertaining to the Bank’s loan portfolios and related lending policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Company’s Compensation, Nominating and Governance Committee has been delegated responsibility for oversight of the Company’s and the Bank’s various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group. In addition, the Enterprise Risk Committee will review management’s assessment of risks posed by incentive compensation programs.

Communications with the Board

Shareholders who wish to communicate with the Board of Directors of People’s United or with individual members of the Board may address correspondence to the Board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the Board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms received by People’s United, and written representations that no other reports were required, we believe that during 2010, all reports that were required to be filed under Section 16(a) were filed on a timely basis, except that a report of one transaction by Mr. Franklin, a report of one transaction by Mr. Dreyer, and a report of one transaction by Chantal D. Simon (a Senior Executive Vice President of the Company) were not filed on a timely basis. Each of these reports was subsequently filed.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our Board of Directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. The current members of the Compensation, Nominating and Governance Committee are James A. Thomas (Chairman), George P. Carter, Richard M. Hoyt, and Mark W. Richards. During the fiscal year ended December 31, 2010, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee or executive officers of People’s United and corporations with which such persons are affiliated.

Director Nominations

The Company’s certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the Board of Directors or by a registered shareholder.

Shareholders of record may nominate candidates by following the nomination provisions specified in the Company’s certificate of incorporation. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must include: the name and address of the shareholder(s) of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination(s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director of the Company if elected.

Role of Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee identifies possible candidates for Board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointed by the Board of Directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the Board of Directors can be identified in several ways. First, any current member of the Board whose term is expiring, who is not disqualified from serving an additional term by reason of age pursuant to the Company’s bylaws, and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for Board service may be identified by members of the Committee through informal recommendations from other members of the Board or other parties. Although the Committee has not previously done so, it may in the future decide to retain the services of a search firm to assist it in identifying appropriate candidates for Board service.

Finally, the Company has announced its intention to grow through acquisitions of other financial services companies. The Company has in the past and may in the future appoint one or more members of the board of an acquired institution to the Company’s Board.

Evaluation of Proposed Nominees. In evaluating the qualifications of proposed candidates for nomination for election to the Board, including candidates recommended by shareholders, the Compensation, Nominating and Governance Committee will consider the following factors:

With respect to nominations made by a shareholder, the Committee will consider whether the nomination complies with the requirements of Section 5.06 of the Company’s certificate of incorporation.

The Committee has also established minimum qualifications for board service, which are applied to all potential candidates, including current Board members proposed for re-election. The Compensation, Nominating and Governance Committee will not nominate any person for election to the Board of Directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, Office of Thrift Supervision rules prohibiting interlocking directorships; or

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the Board in serving the long-term best interests of People’s United and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the Board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the Board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that the Company serves; and

•

whether the nominee would be considered “independent” for purpose of service on the Board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for Board service; however, it is the Board’s intention that a substantial majority of Board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the Committee and by each Committee member to any particular factor may differ, depending on whether the proposed nominee is a current member of the Board who is being considered for re-election, has been identified as a possible candidate through informal recommendations from other Board members or other parties or is being appointed to the Board in the context of an acquisition. For example, the evaluation process for a current Board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director of the Company. The Committee’s evaluation of a candidate proposed to be newly-elected to the Board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the Board as a whole.

The Committee would expect to follow a somewhat different process for evaluating the qualifications of candidates, depending on the source of the recommendation. The process for evaluating current Board members proposed for re-election is simpler than the process for evaluating newly-elected directors. A more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the Committee has personal knowledge of the individual’s strengths and weaknesses as a Board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the Board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other Board members or shareholders, because the Company may be contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. The potential candidate will also meet with the Chairman of the Board (who is also a member of the Compensation, Nominating and Governance Committee) and the Chief Executive Officer. The Committee then makes its selection based on feedback provided by the Chairman and Chief Executive Officer, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Company has only been in existence since April 2007. Therefore, some aspects of the Committee’s evaluation process have not yet been put into actual practice. The Company has never received any proposed nominations from shareholders and has therefore not had the occasion to evaluate the qualifications of any such nominee. Since the Company’s creation, in addition to the re-election of current Board members to new terms, the Company has filled board positions resulting from one vacancy and three newly-created positions.

The Company’s agreement to merge with Chittenden contained a provision that two members of the Chittenden board would join the Company’s Board following the completion of the merger. As a result, Messrs. Dwight and Richards, both former directors of Chittenden, were appointed to newly-created positions on the Board effective January 1, 2008, contemporaneously with the Company’s acquisition of Chittenden.

On February 6, 2008, Mr. Sherringham was appointed to serve as the Company’s President and Chief Executive Officer, following the death of the Company’s previous President and Chief Executive Officer, John A. Klein. Also on this date, the Board appointed Mr. Sherringham to the Board of Directors, to fill the vacancy resulting from Mr. Klein’s death.

On July 22, 2010, Mr. Barnes was appointed to a newly-created position on the Board, concurrent with his appointment as President and Chief Executive Officer of the Company.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service, that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

Audit Committee Report

The Audit Committee of People’s United has: (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010 with management of People’s United; (2) discussed with KPMG LLP, the independent registered public accounting firm for People’s United, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors of People’s United that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

John K. Dwight

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Compensation Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management of People’s United. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee

James A. Thomas, Chairman

George P. Carter

Richard M. Hoyt

Mark W. Richards

Compensation Discussion and Analysis

This section includes information about the executive compensation practices of People’s United, and includes information about compensation paid to our executives by subsidiaries and affiliates of the Company.

This discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Overview. The Compensation, Nominating and Governance Committee of the Company’s Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation, Nominating and Governance Committee also reviews, oversees and approves the management and implementation of the Company’s human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the Company’s human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee consists of four directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. The Board of Directors evaluates the independence of Compensation, Nominating and Governance Committee members annually, using the standards contained in Rule 5605(a)(2). This evaluation, and the determination that each member of the Committee is independent, was most recently made in February 2011.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation, Nominating and Governance Committee’s compensation-setting process are the Chief Executive Officer and the Chief Human Resources Officer. The Chief Financial Officer may participate to a limited extent in connection with the establishment of financially-driven performance goals. The Chief Risk Officer participates in at least one meeting annually to discuss the assessment of risk in the design and execution of the compensation programs. Executive participation is meant to provide the Compensation, Nominating and Governance Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation, Nominating and Governance Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation, Nominating and Governance Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation, Nominating and Governance Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Chief Human Resources Officer attends those portions of Compensation, Nominating and Governance Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Compensation Objectives. Broadly speaking, the overall goals of the Company’s executive compensation programs are to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation, Nominating and Governance Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of shareholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. We use many different building blocks as part of our overall executive compensation program. Some are paid in cash, while others are based on our common stock. The principal components of executive compensation packages consist of:

•	Base salary

•	Annual cash bonus (also referred to as the Short-Term Incentive Plan (STIP) Bonus)

•	Long-term incentives

Long-term incentives are awarded under the People’s United Financial 2008 Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in one of three forms:

•	Long-term cash bonus (also referred to as the LTIP Bonus)

•	Stock options

•	Restricted stock grants

Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options.

LTIP Bonuses are paid out at the end of a three-year performance cycle. Equity-based awards (stock options and restricted stock grants) under the LTIP, RRP and SOP vest incrementally over time, and in the case of stock options have value only if the market price of our common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers are:

Broad-based fringe benefits:

•	Medical, dental and vision coverage (employee shares cost)

•	Pre-tax health and dependent care spending accounts

•	Adoption assistance

•	Employee referral services

•	Group life insurance coverage

•	Long-term disability insurance coverage equal to 60% of base salary

Senior and executive officers only:

•	Tax preparation services

•	Financial planning services

•	Annual $500 reimbursement for health club membership

•	Company-supplied automobile (includes operating expenses)

•	Supplemental long-term disability insurance coverage

•	Home security services (management committee members only)

People’s United bears the expense of other club memberships for named executive officers, if the membership is used primarily for business-related purposes. Certain executives who do not reside permanently in the Bridgeport, Connecticut area are provided with local housing at our expense. We ceased providing this benefit for the Chief Executive Officer in September 2010.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through these programs (tax-qualified plans are marked with an asterisk):

Broad-based retirement programs:

•	People’s United Bank Employees’ Retirement Plan*

•	People’s United Bank 401(k) Employee Savings Plan*

•	People’s United Financial Employee Stock Ownership Plan*, or ESOP

•	Retiree health benefits (retiree shares cost)

Senior and executive officers only:

•	People’s United Bank Cap Excess Plan

•	People’s United Bank Enhanced Senior Pension Plan

•	People’s United Bank Non-Qualified Savings and Retirement Plan

Certain executive officers only:

•	Split-Dollar Cash Value Restoration Plan

Individuals who were not employed by the Company prior to August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Cap Excess Plan or the Enhanced Senior Pension Plan. Individuals who are not eligible to participate in these plans may be eligible for additional benefits under the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan.

Additional information about the LTIP can be found later in this section under the heading “—Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; for the Split-Dollar Cash Value Restoration Plan under the heading “—Split-Dollar Cash Value Restoration Plan”, and for the Employees’ Retirement Plan, the 401(k) Employee Savings Plan, the ESOP, the Cap Excess Plan, the Enhanced Senior Pension Plan, and the Non-Qualified Savings and Retirement Plan, in the discussion following the table headed “Pension Benefits.”

As a result of the merger of Chittenden with People’s United in 2008, we assumed responsibility for the Chittenden Corporation Pension Account Plan. Mr. Barnes, our Chief Executive Officer, is entitled to benefits under this plan. Additional information about this plan can be found in the discussion following the table headed “Pension Benefits.”

Assembling the Components. The Compensation, Nominating and Governance Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation, Nominating and Governance

Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP. This portion of executive compensation is also called core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and incentive awards under the RRP and SOP). With one exception, fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees of the Company. The Split-Dollar Cash Value Restoration Plan is an exception to this general rule. As noted in the section entitled “—Split-Dollar Cash Value Restoration Plan,” this plan was created after enactment of the Sarbanes-Oxley Act of 2002 and the resulting termination of certain named executive officers’ participation in the split-dollar life insurance program.

The RRP and the SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation package for the named executive officers. The Compensation, Nominating and Governance Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate under the circumstances. For a discussion of grants made pursuant to these plans to named executive officers in 2010, see “—Other Committee Actions.”

The Compensation, Nominating and Governance Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation, Nominating and Governance Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation, Nominating and Governance Committee seeks to create what it believes is the best mix of the principal components of core compensation (base salary; STIP Bonus; long-term incentives provided pursuant to the LTIP) in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2010 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s compensation, but as a secondary reference point when setting the compensation for the other named executive officers.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning that it will generally be earned or increase in value when the Company or the named executive officer is successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package.

The Compensation, Nominating and Governance Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant.

The Compensation, Nominating and Governance Committee next determines the base salary component for each named executive officer, including the Chief Executive Officer. The Compensation, Nominating and Governance Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s length of service, experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

The Compensation, Nominating and Governance Committee follows a similar process for each other element of core compensation (i.e., STIP Bonus and long-term incentives provided pursuant to the LTIP) using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award and the target amount of the LTIP Bonus award are each expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are made. The relative weighting of stock options, restricted stock grants and targeted LTIP Bonus awards is determined with reference to the competitive data made available to the Compensation, Nominating and Governance Committee. In each case, the Committee may decide to depart from the target levels so established, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash (STIP Bonus and LTIP Bonus) or realized in the stock market from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation, Nominating and Governance Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the

Compensation, Nominating and Governance Committee believes that the accounting treatment of any given element of core compensation, while relevant, is not a fundamental consideration in the compensation-setting process.

For the same reasons, the Compensation, Nominating and Governance Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus and long-term cash bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation, Nominating and Governance Committee understands that People’s United will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review the Company’s compensation policies in light of evolving corporate governance standards, but will consider revisions to compensation policies only when, in the Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation, Nominating and Governance Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and LTIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and to determine payouts for LTIP Bonuses awarded for the applicable performance period.

For purposes of the STIP Bonus, each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus.

The target performance measures for the STIP are objective measures that reflect the Company’s operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation, Nominating and Governance Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2010, the Committee established a STIP performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but is at least 70% of the targeted level, funding for payment of STIP Bonuses on a reduced basis may be available.

The process is different for the LTIP Bonus. The actual amount paid out pursuant to an LTIP Bonus award is determined over a three-year performance cycle. A new performance cycle begins at the start of each calendar year. Prior to the 2009-2011 performance cycle, the Company’s performance for a given year would affect three LTIP Bonus awards: one which was made at the beginning of the year for which performance is being evaluated, one which was made at the beginning of the year before that, and one which was made at the beginning of the second year before that. Amounts accrued for payout with respect to each year in a given three-year performance cycle would be paid out to the executive after the end of the third year. Beginning with the 2009-2011 performance cycle, the Company’s performance relative to the designated performance measure (total shareholder return, or TSR, as discussed below) over the entire three-year period will determine the amount to be paid out, without regard to the Company’s performance during any one year within that period.

The 2008-2010 performance cycle represents the last transitional cycle under the LTIP Bonus. Amounts were previously accrued for eventual payout as LTIP Bonuses for the 2008 and 2009 portions of the 2008-2010 performance cycle. For the 2008 portion, accruals were based on attainment of a specified EPS measure and on the Company’s EPS compared to that of a designated peer group. For 2009 and 2010, accruals were based on the Company’s three-year TSR ended in that year relative to the TSR of a group of peer companies (described below) for the same period.

In early 2011, each named executive officer who was eligible for an LTIP Bonus payment received a payout for the 2008-2010 performance cycle. The amount paid out is set forth in the text following the Summary Compensation Table appearing elsewhere in this document.

Beginning with the 2009-2011 performance cycle, the amount actually payable to each named executive officer based on his or her LTIP Bonus award will be determined by People’s United’s total shareholder return, or TSR, for the full three-year performance period relative to the TSR for a peer group of financial institutions over the same period. TSR measures the change in value realized by shareholders over a specified time based on changes in stock price and total dividends paid. The peer group is designated by the Compensation, Nominating and Governance Committee at the beginning of the three-year performance period for which the target performance measure is set. The composition of the peer group is determined by the Committee with input from executive management and the Committee’s independent compensation consultant, and may be updated from time to time as necessary to reflect changes (such as mergers) affecting the companies included in the group at the time the group was identified.

LTIP Bonuses will be paid out at target if the Company’s TSR for the designated period falls at the 50th percentile of the TSR for the peer group. If the Company’s TSR relative to the TSR of the peer group falls below the 25th percentile of the peer companies, no payout will occur. LTIP Bonuses will be paid on a reduced basis if the Company’s relative TSR is between the 25th and 50th percentile of peer group TSR. Likewise, LTIP Bonuses will be paid at levels greater than target if the Company’s TSR is above the 50th percentile of the peer group TSR, and will be paid at a maximum of 150% of target if the Company’s TSR is at or above the 75th percentile of the peer group TSR.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation, Nominating and Governance Committee. The LTIP and the SOP each define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. People’s United has adopted guidelines establishing expected levels of stock ownership by the named executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other named executive officers are expected to own shares valued at three times base salary. These guidelines were adopted in September 2008 and updated in October 2010, with compliance to be achieved within a five-year phase-in period from the later of the date the guidelines were first adopted or the date of an executive’s promotion or hire.

Exceptions to Usual Procedures. The Compensation, Nominating and Governance Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Equity-based grants were made to the Chief Executive Officer pursuant to the RRP in 2010 outside the normal annual compensation-setting cycle. See “—Other Committee Actions” for a more detailed discussion of this grant. The RRP and SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation packages for named executive officers. The Compensation, Nominating and Governance Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. Consequently, any future grants made under these plans may be made outside the normal annual compensation cycle.

Rating Past Performance; Payout Decisions. The preceding discussion primarily reflects the Compensation, Nominating and Governance Committee’s actions with respect to target compensation to be paid in or on account of services rendered in future periods. The Committee also is responsible for reviewing the actual performance of People’s United against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid to or amounts are accrued for the benefit of named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation, Nominating and Governance Committee based on those evaluations. The Compensation, Nominating and Governance Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation, Nominating and Governance Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by the performance of the Company measured against the target performance metrics specified by the Compensation, Nominating and Governance Committee. The bonus pool is not funded unless at least 70% of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance is at least 130% of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor, which may be positive or negative, may result in an adjustment to the overall funding pool. The Compensation, Nominating and Governance Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that were set at the beginning of the previous year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. In general, no named executive officer can receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount. However, in making recommendations to the independent members of the Board of Directors with respect to the named executive officers, the Compensation, Nominating and Governance Committee has the discretion to disregard this cap in circumstances it deems appropriate.

As discussed above under the heading “Linking Company Performance to Incentive Plan Funding,” the actual payout for the LTIP Bonus award is determined over a three-year period. Target LTIP Bonus awards are made to each named executive officer on an annual basis. As a result, in any given year there are three overlapping LTIP Bonus cycles in effect (one with respect to the first year of the cycle, one with respect to the second year of the cycle, and the third with respect to the final year of the cycle). At the end of the applicable three year performance period a decision regarding the actual payout is made based on the Company’s relative TSR compared to a group of established peer companies. The composition of the peer group may change from year to year. See the discussion under the heading “—Linking Company Performance to Incentive Plan Funding.” The maximum amount that may be paid out pursuant to an LTIP Bonus award upon expiration of a three-year bonus cycle is 150% of the individual participant’s target LTIP Bonus established at the beginning of the three-year cycle.

Committee Actions Affecting 2010 Compensation. The Compensation, Nominating and Governance Committee took a variety of actions during 2010 that affected executive compensation for the year. Early in

2011, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2010 and took other actions relating to calculation of actual payments and accruals for the STIP Bonus and LTIP Bonus based on 2010 performance. Actions taken by the Committee in 2010 with reference to performance measures established for 2009 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer

In January 2010, the Committee recommended, and the independent members of the Board of Directors approved, the various components of the Chief Executive Officer’s annual compensation package. The Company’s Chief Executive Officer at that time was Philip R. Sherringham. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for the Chief Executive Officer are included in this discussion.

For 2010, the Committee selected the following companies for use in benchmarking the Chief Executive Officer’s compensation package:

Associated Banc-Corp.	Astoria Financial Corp.
BOK Financial Corp.	City National Corp.
Comerica Inc.	Commerce Bancshares Inc.
Cullen/Frost Bankers, Inc.	First Horizon National Corp.
Flagstar Bancorp	Fulton Financial Corp.
Hudson City Bancorp Inc.	M&T Bank Corp.
Marshall & Ilsley Corp.	New York Community Bancorp, Inc.
Synovus Financial Corp.	TCF Financial Corp.
Valley National Bancorp	Webster Financial Corp.
Zions Bancorporation

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $2 billion and $12 billion at the time the companies were selected. Other factors used in selecting these companies were asset size and loan portfolio size. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2010, the Committee established the target value of Mr. Sherringham’s core compensation package at approximately $3.24 million. This placed Mr. Sherringham in the 67th percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on the recent financial performance of People’s United, Mr. Sherringham’s estimated value in the marketplace, and the Committee’s view of the Chief Executive Officer’s critical role in the future success of the Company.

After establishing the target value for Mr. Sherringham’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Sherringham’s base salary at $900,000 representing a 7% increase from his base salary in 2009. Mr. Sherringham’s base salary represented approximately 28% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Sherringham’s STIP Bonus target for 2010 was established at 110% of his base salary for 2010. Had Mr. Sherringham remained employed by People’s United through the end of the performance period, the actual amount that would have been paid out to him would have been determined based on the financial performance of People’s United for the year.

The Committee established Mr. Sherringham’s STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Sherringham’s core compensation package for 2010, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Sherringham’s compensation package for 2010 at approximately $1.35 million. The target value of the long-term incentive portion of Mr. Sherringham’s compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Sherringham’s long-term incentive compensation package was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Sherringham’s compensation with the long-term interests of People’s United’s shareholders.

Mr. Sherringham’s LTIP Bonus target for the three-year performance cycle beginning with 2010 was established at 38% of his base salary for 2010. Had Mr. Sherringham remained employed by People’s United through the end of the performance period, the actual amount that would have been paid out to him would have been determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2010-2012.

The Committee recommended the award to Mr. Sherringham of options to purchase 90,241 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options, all of which became vested at the time of Mr. Sherringham’s resignation as Chief Executive Officer, will have no value unless the market value of People’s United common stock is higher than the exercise price of the options. The actual value realized upon the exercise of these options will depend on the market value of our stock at the time of exercise. The target value of these stock options represented approximately 25% of Mr. Sherringham’s long-term compensation for 2010, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to Mr. Sherringham of 41,083 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized from these shares, all of which became vested at the time of Mr. Sherringham’s resignation as Chief Executive Officer, will depend on the market value of our stock at the time the shares are sold. The target value of these shares represented approximately 50% of Mr. Sherringham’s long-term compensation for 2010.

In April 2010, Mr. Sherringham resigned from his position of Chief Executive Office and President of People’s United Bank. Details of his separation payments can be found under the headings “Other Committee Actions” and “Potential Payments upon Termination or Change in Control—Employment Agreement.”

Following Mr. Sherringham’s resignation, the Board of Directors appointed Mr. Barnes as Interim President and Chief Executive Officer of the Company, and in July 2010 appointed him as President and Chief Executive Officer on a permanent basis. Mr. Barnes previously served as Senior Executive Vice President, Chief Administrative Officer, and compensation decisions made by the Committee with respect to Mr. Barnes at the beginning of 2010 were made generally in accordance with the procedures described below for the other named executive officers under the heading “Annual Compensation-Setting Process—Other Named Executive Officers.”

When Mr. Barnes was appointed to his interim position in April 2010, the Board of Directors approved a temporary increase of $30,000 in Mr. Barnes’ base salary for each month during which Mr. Barnes served in those capacities. No changes were made to Mr. Barnes’ STIP or LTIP awards at that time, except to the extent that the dollar amount of Mr. Barnes’ STIP Bonus target was affected by the temporary increase in base salary.

When Mr. Barnes was appointed as President and Chief Executive Officer on a permanent basis, the Compensation, Nominating and Governance Committee evaluated Mr. Barnes’ overall compensation package generally in accordance with the procedures described above for determining Mr. Sherringham’s compensation earlier in 2010. Specific actions taken by the Committee are described below.

All Compensation, Nominating and Governance Committee actions taken with respect to Mr. Barnes’s compensation were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding Mr. Barnes’s compensation in his various executive capacities throughout the year (January, April and July, 2010) were approved by the independent members of the Board of Directors.

In July 2010, the Committee established the target value of Mr. Barnes’s core compensation package at approximately $2.67 million. This placed Mr. Barnes in the 37th percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established in recognition that Mr. Barnes was new to the position of Chief Executive Officer of a public company, and was also based on Mr. Barnes’s estimated value in the marketplace and the Committee’s view of the Chief Executive Officer’s critical role in the future success of the Company.

After establishing the target value for Mr. Barnes’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Barnes’s base salary at $850,000 representing a 101% increase from the base salary established for him earlier in 2010 in his capacity as Senior Executive Vice President, Chief Administrative Officer (which represented a 3.5% increase in his base salary compared to 2009). Mr. Barnes’s base salary represented approximately 32% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Barnes’ STIP Bonus target for 2010 was established at 90% of his base salary for 2010, effective for that portion of 2010 during which he served as Chief Executive Officer. For the period from January 1 through July 21, 2010, Mr. Barnes’ STIP Bonus target was 80% of his base salary (or base salary plus interim supplement for the period between April 25 and July 21, 2010). The actual amount to be paid out to Mr. Barnes will be determined based on the financial performance of People’s United for the year. The amount paid out will not exceed 200% of the blended target amount, unless the Compensation, Nominating and Governance Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amount paid out to Mr. Barnes pursuant to this award.

The Committee established Mr. Barnes’s STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Barnes’s core compensation package for 2010, and in light of the levels of base salary and STIP Bonus award already determined, in July 2010 the Committee established the target value of the long-term incentive portion of Mr. Barnes’s compensation package at approximately $1.06 million. The target value of the long-term incentive portion of Mr. Barnes’s compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Barnes’s long-term incentive compensation package was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Barnes’s compensation with the long-term interests of People’s United’s shareholders.

In connection with Mr. Barnes’ appointment as President and Chief Executive Officer, the Committee established Mr. Barnes’s LTIP Bonus target for the three-year performance cycle beginning with 2010 at 31% of his base salary, prorated to the date of his promotion. Prior to that date, Mr. Barnes’ LTIP Bonus target for the same performance period had been established at 29% of his base salary. The actual amount to be paid out to Mr. Barnes will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2010-2012. The amount paid out will not exceed 150% of the blended target amount.

In July 2010, the Committee recommended the award to Mr. Barnes of options to purchase a number of shares of People’s United common stock having a target value which, when added to the target value of the 32,461 options to purchase shares of People’s United common stock awarded to Mr. Barnes in January 2010 in his previous capacity as Senior Executive Vice President, Chief Administrative Officer, would represent approximately 25% of Mr. Barnes’s long-term compensation for 2010. This resulted in an award of 85,028 options to Mr. Barnes on September 16, 2010 (the next scheduled quarterly date for equity grants under the LTIP). Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s United common stock is higher than the exercise price of the options. The actual value realized upon the exercise of these options will depend on the market value of our stock at the time of exercise.

In July 2010, the Compensation, Nominating and Governance Committee also recommended the award to Mr. Barnes of additional shares of People’s United common stock (subject to vesting restrictions) having a target value which, when added to the target value of the 14,779 shares of People’s United common stock awarded to Mr. Barnes in January 2010 in his previous capacity as Senior Executive Vice President, Chief Administrative Officer, would represent approximately 50% of Mr. Barnes’s long-term compensation for 2010. This resulted in an award of 31,684 shares of restricted stock to Mr. Barnes on September 16, 2010 (the next scheduled quarterly date for equity grants under the LTIP). Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized from these shares will depend on the market value of our stock at the time the shares are sold.

All Compensation, Nominating and Governance Committee actions taken with respect to the compensation packages for Messrs. Sherringham and Barnes were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding the compensation packages for Messrs. Sherringham and Mr. Barnes were approved by the independent members of the Board of Directors.

Annual Compensation-Setting Process—Other Named Executive Officers. In January 2010, the Compensation, Nominating and Governance Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for Messrs. Burner, D’Amore, Dreyer and Norton. Similar actions were taken with respect to Mr. Barnes in his previous capacity as Senior Executive Vice President, Chief Administrative Officer. However, in view of Mr. Barnes’ appointment as Interim President and Chief Executive Officer in April 2010 and his subsequent appointment in July 2010 as President and Chief Executive Officer on a permanent basis, matters relating to his compensation are discussed in the preceding section. Compensation decisions made with respect to Mr. Dreyer’s early retirement on December 31, 2010 were made outside the regular annual process, and are discussed below under “—Other Committee Actions.” Details regarding base salary, stock options, and restricted stock grants made to all of the named executive officers are included in the detailed compensation tables elsewhere in this proxy statement.

Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Messrs. Burner, D’Amore, Dreyer and Norton is included in this discussion.

The Committee began the compensation-setting process for the four named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each of these named executive officers within the guideline ranges after considering the recent performance of People’s United and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to the future success of People’s United in attaining its goals. The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2010, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp	First Horizon National
BOK Financial	Huntington Bancshares
City National Bank	M&T Bank
Comerica	Marshall & Ilsley
Cullen/Frost Bankers Inc.	Webster Financial Corp.

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s independent compensation consultant.

The Committee compared its preliminary compensation decisions for the four named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the four named executive officers’ core compensation packages, as established by the Committee for 2010 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2010 base salary for each named executive officer within target dollar ranges contemplated by the internal guidelines. Salary increases for the three named executive officers represented a combination of normal annual increases of approximately 3.5% compared to base salaries for 2009. At these levels, base salaries represented between 33% and 34% of the target value of each named executive officer’s core compensation package.

STIP Bonus: The 2010 STIP Bonus targets for these four named executive officers were established at 80% of each executive’s base salary for 2010. The actual amount to be paid out to each named executive officer will be determined in part based on the financial performance of People’s United for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount, unless the Compensation, Nominating and Governance Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of the three named executive officers’ core compensation packages for 2010, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of the named executive officers’ core compensation packages for 2010 in a range from approximately $448,800 to $568,000. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of these executives’ long-term compensation packages was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning executive compensation with the long-term interests of the Company’s shareholders.

The LTIP Bonus targets for the three-year performance cycle beginning with 2010 were established for the four named executive officers in a range between 28% – 31% of each executive’s base salary for 2010. The actual amount to be paid out will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2010-2012. The amount paid out will not exceed 150% of the target amount.

The Compensation, Nominating and Governance Committee recommended the award to the four named executive officers of options to purchase between 32,461 and 63,300 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of the Company’s stock at the time of exercise. The target value of these stock options represented approximately 25% of each named executive officer’s long-term compensation for 2010, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to the four named executive officers of between 14,779 and 28,818 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of our stock at the time he chooses to sell such shares. The target value of these shares represented approximately 50% of each named executive officer’s long-term compensation for 2010 based on estimated values for stock options and shares of restricted stock at the time compensation recommendations were formulated.

All Compensation, Nominating and Governance Committee actions taken with respect to the four named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the four named executive officers were approved by the independent members of the Board of Directors in January 2010.

Establishing Performance Targets In January 2010, the Committee established the performance targets for purposes of determining actual payouts for the 2010 STIP Bonus. The Committee specified a performance target equal to budgeted EPS from continuing operations for the year, or $0.37. The EPS measure established by the Committee differs from EPS as reported under U.S generally accepted accounting principles because it excludes the effects of certain non-routine items.

Management advised the Committee that it considered this target to be challenging in light of a variety of factors, including: continuing weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; and the general competitive environment for 2010. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

For purposes of the LTIP Bonus awards, the Committee specified the Company’s TSR relative to a group of peers for the three-year performance period (2010-2012) as the sole performance measure. This peer group was identical to the peer group used in setting the Chief Executive Officer’s compensation for 2010.

Rating Past Performance.

Beginning in December 2010 and continuing into January 2011, the Compensation, Nominating and Governance Committee evaluated the Company’s actual performance during 2010 against the STIP and LTIP performance targets established in January 2010. For 2010, EPS from continuing operations was $0.35 representing approximately 95% of the performance target established by the Committee at the beginning of 2010. The Committee approved funding for the overall STIP Bonus pool for all STIP participants, including the named executive officers, at 91% of target on the basis of these results.

The Compensation, Nominating and Governance Committee evaluated People’s United’s TSR relative to the group of peer companies for the purpose of determining LTIP Bonus payouts for the 2008-2010 performance cycle, which is the final transitional cycle. Amounts were previously accrued for eventual payout as LTIP Bonuses for the 2008 and 2009 portions of the 2008-2010 performance cycle. For the 2008 portion, accruals were based on attainment of a specified EPS measure and on the Company’s EPS compared to that of a designated peer group. For 2009 and 2010, accruals were based on the Company’s three-year TSR ended in that year relative to the TSR of a group of peer companies for the same period. The operating EPS target for 2008 was $0.50; actual operating EPS for that year was $0.53 which ranked in the 66th percentile of the EPS for the designated peer group. The Company’s TSR for the three-year period ended December 31, 2009 was -12.7%, which ranked in the 76th percentile of the designated peer group. The Company’s TSR for the three-year period ended December 31, 2010 was -11.7%, which ranked in the 39th percentile of the designated peer group. The combination of the results for 2008, 2009 and 2010 resulted in LTIP Bonus payouts equal to 120% of the target awards made for the three-year performance period ended December 31, 2010.

On the basis of the Company’s performance results for 2010, and Mr. Barnes’s leadership in attaining personal objectives set in consultation with the Committee in July 2010 and personal objective set earlier in 2010 in consultation with the previous Chief Executive Officer, the Committee recommended, and the independent members of the Board of Directors approved, a 2010 STIP Bonus payout to Mr. Barnes of $750,000. This represented 127% of the blended target amount of the STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below. Based on the factors discussed above, the Committee also recommended, and the independent members of the Board of Directors approved, an LTIP Bonus payout to Mr. Barnes for the 2008-2010 performance period of $176,721 which represents 120% of the target amount of such award.

In determining the 2010 STIP Bonus payouts for the other named executive officers, the Compensation, Nominating and Governance Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses in amounts ranging from 80% to 100% of the target amount of each named executive officer’s 2010 STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below.

Based on the factors discussed above, the Committee also recommended, and the independent members of the Board of Directors approved, LTIP Bonus payouts to the named executive officers for the 2008-2010 performance period ranging from $52,510 to $177,600 representing 120% of the target amount of each such award.

Other Board and Committee Actions.

Policy on Change in Control Agreements. In March 2010, the Board of Directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Board intends to follow this same approach when considering renewal of any existing change in control agreements and employment agreements.

Separation Agreement with Mr. Sherringham. In April 2010, the Compensation, Nominating and Governance Committee and the full Board approved the terms of a separation agreement to be entered into in connection with the resignation of Mr. Sherringham as Chief Executive Officer and President and as a director of the Company. The separation agreement confirmed that the termination of Mr. Sherringham’s employment would be treated as a “Discharge Other Than for Cause and Non-Renewal of the Agreement” under Section 4(a)(ii) of the Employment Agreement dated May 15, 2008 between the Company and Mr. Sherringham. Payments made to Mr. Sherringham as a result of the termination of his employment are set forth in the Summary Compensation Table and accompanying text and in the section entitled “Potential Payments upon Termination or Change in Control—Employment Agreement.”

Special Restricted Stock Award. On July 22, 2010, the Committee recommended and the Board of Directors approved a special restricted stock award of 15,000 shares of the Company’s common stock to Mr. Barnes in recognition of his performance as interim President and Chief Executive Officer of the Company from April 25, 2010 through July 21, 2010. Although this award constitutes additional compensation to Mr. Barnes, the decision to make the award was not made for compensation-related reasons. For this reason, the award was not analyzed within the context of the Committee’s normal compensation philosophy or standards, and represented an intentional departure from those guidelines.

Early Retirement of Mr. Dreyer. On December 31, 2010, Mr. Dreyer resigned as an executive officer of the Company prior to attaining the normal retirement age of 65. Under applicable provisions of the 2008 Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, and the 2007 Stock Option Plan, and applicable equity grant agreements entered into between the Company and Mr. Dreyer pursuant to those plans, Mr. Dreyer would ordinarily have forfeited all then-unvested restricted stock and then-unvested option awards as a result of his early retirement. Mr. Dreyer would also have ordinarily forfeited any right to receive payouts based on LTIP Bonus awards previously made to him with respect to any performance period ending after December 31, 2010. However, in recognition of Mr. Dreyer’s service and commitment to the Company, the Committee approved the accelerated vesting, effective December 31, 2010, of all equity awards previously granted to Mr. Dreyer under these plans to the extent such awards had not previously vested. The Committee also approved the acceleration of the outstanding LTIP Bonus awards previously granted to Mr. Dreyer, with the award being paid out at target and prorated to the date of Mr. Dreyer’s 65th birthday in November 2011.

Compensation Policies and Practices in Relation to Risk Management

The Company has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate. Executive management, including the Company’s Chief Risk Officer, will conduct an annual risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of their findings and recommendations (if any) for changes to these policies and practices.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded by People’s United to its principal executive officer, its principal financial officer, and its three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2010 fiscal year (the “named executive officers”). Mr. Sherringham, who served as the principal executive officer of the Company until April 25, 2010, is also listed as a named executive officer in accordance with applicable Securities and Exchange Commission rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Barnes(1)	2010	699,379	—	859,376	317,031	788,290	12,462	200,665	2,877,203
President and Chief Executive Officer	2009	407,077	—	239,140	123,181	469,627	17,503	161,108	1,417,636

Philip R. Sherringham(2)	2010	287,308	—	649,214	314,039	1,425,700	40,156	7,385,606	10,102,023
Former President and Chief Executive Officer	2009	835,385	—	644,962	337,619	1,363,715	641,384	213,777	4,036,842
	2008	793,769	—	633,474	237,447	1,441,357	313,941	117,239	3,537,227

Paul D. Burner(3)	2010	468,573	—	287,563	136,781	337,908	1,701	121,013	1,353,540
Sr. Executive Vice President (Chief Financial Officer)	2009	453,981	—	286,133	149,153	470,005	281	57,717	1,417,270
	2008	180,000	180,000	3,232,501	1,234,571	101,376	—	5,591	4,934,039

Robert R. D’Amore	2010	420,632	—	248,527	117,878	378,480	537,798	119,008	1,822,323
Sr. Executive Vice President (Retail and Small Business Banking)	2009	407,077	—	249,267	128,538	499,561	436,477	189,450	1,910,370
	2008	391,404	—	229,132	89,085	576,638	301,117	167,364	1,754,740

Brian F. Dreyer(4)	2010	420,632	—	238,383	112,964	569,961	759,997	227,468	2,329,405
Sr. Executive Vice President (Commercial Banking)	2009	407,077	—	239,140	123,181	448,674	572,612	114,647	1,905,331
	2008	391,415	—	229,132	89,085	528,684	399,442	124,102	1,7,61,860

David K. Norton(5)	2010	408,000	90,000	456,547	220,284	341,377	252	62,387	1,578,847
Sr. Executive Vice President (Chief Human Resources Officer)	2009	64,338	90,000	1,001,497	668,691	47,741	—	3,352	1,875,619

(1)	Served as Senior Executive Vice President (Chief Administrative Officer) until April 25, 2010 and as Interim President and Chief Executive Officer from that date until July 22, 2010 when he was appointed President and Chief Executive Officer. Was not a named executive officer prior to 2009.
(2)	Served as President and Chief Executive Officer until his resignation on April 25, 2010. Also served as Chief Financial Officer until August 2008.
(3)	Served as Senior Executive Vice President and Chief Financial Officer until his resignation on February 22, 2011.
(4)	Ceased to serve as an executive officer on December 31, 2010.
(5)	Did not serve as an executive officer prior to 2009.

Amounts shown in the “Stock Awards” column reflect the value of the awards on the date granted. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of People’s United stock on the date the allocation was made. For more information on stock awards made to the named executive officers during 2010, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the value of the awards on the date granted. Stock options are valued using the Black-Scholes option pricing model. For 2010, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated dates (all options were granted pursuant to the Long-Term Incentive Plan).

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
January 28, 2010	$3.48	$15.800	3.92%	32.88%	2.62%	5.32
September 16, 2010	$2.40	$13.045	4.75%	32.59%	1.64%	5.32

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2010, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2010 reflect short-term incentive bonus payments made to the named executive officers in 2011 with respect to performance in 2010, and amounts accrued in 2010 for future payment as long-term incentive bonuses to the named executive officers based on People’s United’s performance in 2010. For Mr. Dreyer, also includes amounts paid out in March 2011 with respect to the 2009-2011 and 2010-2012 performance cycles as a result of his early retirement. See “Compensation Discussion and Analysis—Other Committee Actions—Early Retirement of Mr. Dreyer” above for a discussion of these payments. For Mr. Sherringham, the amount of the short-term bonus payment and LTIP Bonus payouts were made in accordance with the terms of his employment agreement. See “Potential Payments upon Termination or Change in Control—Employment Agreement” below for a discussion of these payments. Details of these amounts are as follows:

	Short-Term Incentive Bonus (STIP Bonus)(1)	Long-Term Incentive Bonus (LTIP Bonus)(2)
John P. Barnes	$750,000	$38,290
Philip R. Sherringham	$326,700	$1,099,000
Paul D. Burner	$300,000	$37,908
Robert R. D’Amore	$340,000	$38,480
Brian F. Dreyer	$340,000	$229,961
David K. Norton(3)	$330,000	$11,377

(1)	Paid in 2011.
(2)	For all named executive officers other than Mr. Sherringham, represents accruals made in 2010 with respect to the 2008-2010 performance cycle which were included in amount paid out in 2011. For Mr. Dreyer, also includes amounts paid out in March 2011 with respect to the 2009-2011 and 2010-2012 performance cycles as a result of his early retirement. For Mr. Sherringham, reflects amounts paid out in May 2010 with respect to the 2008-2010, 2009-2011, and 2010-2012 performance cycles in accordance with the terms of his employment agreement following his resignation. See “Potential Payments upon Termination or Change in Control—Employment Agreement.”
(3)	In addition to the STIP Bonus paid to Mr. Norton as set forth in the table above, Mr. Norton also received a non-performance based bonus payment of $90,000 representing the second half of the payment due to him in connection with his initial employment by the Company in 2009. This amount is shown in the Summary Compensation Table in the “Bonus” column but not in the above table.

The total amount paid to certain named executive officers as a long-term incentive bonus following completion of the 2008—2010 performance cycle is as follows: Mr. Barnes, $176,721; Mr. Burner, $174,960; Mr. D’Amore, $177,600; Mr. Dreyer, $177,600; and Mr. Norton, $52,510. These amounts, which for each individual other than Messrs. Dreyer and Sherringham include the amounts shown in the table above and amounts shown in the column headed “2008—2010 Performance Cycle” of the comparable table included in the proxy statement for the 2010 and 2009 annual meeting of shareholders (or which would have been shown if such person had been a named executive officer at the time), are based on the performance of People’s United for each of the three years included in that performance cycle. The total pro-rated amount paid to Mr. Dreyer as a long-term incentive bonus for the 2009-2011 performance cycle was $113,781 and for the 2010-2012 performance cycle was $77,700. These amounts, together with an accrual of $38,480 made in 2010 with respect to the 2008-2010 performance cycle, are included in the table above. For information about long-term incentive bonus amounts paid to Mr. Sherringham, see “Potential Payments upon Termination or Change in Control—Employment Agreement” below.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2010 which is the pension plan measurement date used by People’s United for financial reporting purposes. This column includes above-market earnings on compensation deferred by certain named executive officer under the Non-Qualified Savings and Retirement Plan, as follows: Mr. Barnes, $10,062; Mr. Sherringham, $7,556; Mr. Burner, $1,701; Mr. D’Amore, $15,898; Mr. Dreyer, $27,397; and Mr. Norton, $252. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of: a company-supplied automobile; tax preparation and financial planning services; reimbursement for up to $500 for health club membership; reimbursement for the executive’s cost of enhanced long-term disability insurance; for Messrs. Barnes and D’Amore, the cost of providing local housing in the amount of $25,350 and $23,275, respectively; the use by Mr. Barnes of a company-owned airplane to the extent such use was not considered under applicable regulations to be integrally and directly related to the performance of his duties; and home security services. Some of the named executive officers have elected to forego one or more of these perquisites. For Mr. D’Amore, perquisites for 2010 also include the cost of a club membership which was used primarily, but not exclusively, for business purposes. For Messrs. Sherringham and Dreyer, the value of the company-supplied automobile was unusually high in 2010 ($95,975 and $69,019, respectively) because in each case ownership of the vehicle was transferred to these individuals in connection with the termination of their employment with the Company.

Additional items shown as “All Other Compensation” for 2010 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $45,221; Mr. Sherringham, $61,335; Mr. Burner, $33,649; Mr. D’Amore, $34,152; Mr. Dreyer, $31,953; and Mr. Norton, $15,949); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $72,947; Mr. Burner, $55,707; and Mr. Norton, $4,394; none for any other named executive officer); the employer-paid portion of medical and/or dental insurance premiums (Mr. Barnes, $10,585; Mr. Sherringham, $3,051; Mr. Burner, $10,585; Mr. D’Amore, $947; Mr. Dreyer, $8,292; and Mr. Norton, $10,376); a tax gross-up payment with respect to the reimbursement paid to each executive for the cost of enhanced long-term disability insurance (Mr. Barnes, $3,551; Mr. Sherringham, $880; Mr. Burner, $1,856; Mr. D’Amore, $3,182; Mr. Dreyer, $1,247; and Mr. Norton, $1,837); and for Messrs. Barnes and D’Amore, a tax gross-up payment of $21,079 and $17,398, respectively, with respect to the local housing expenses paid on their behalf. This amount also includes amounts accrued during 2010 ($17,112 for Mr. D’Amore and $108,713 for Mr. Dreyer; none for any other named executive officer) for potential future payment under the Split-Dollar Cash Value Restoration Plan. For Mr. Sherringham, this amount includes a severance payment of $4,500,000; payment of $16,010 for unused vacation days as a result of his resignation as President and Chief Executive Officer of the Company; accrual of $2,627,885 in retirement benefits pursuant to the Company’s two non-qualified defined benefit pension plans and applicable provisions of his employment agreement (all of which was paid in 2010); and $65,178 representing the cost to the Company of providing Mr. Sherringham with office space and secretarial assistance following his resignation.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan for certain named executive officers were made in 2011 with respect to services rendered during 2010 and, accordingly, are not reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards made in 2010 to the named executive officers under the Short-Term Incentive Plan, the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John P. Barnes	Jan. 28, 2010(4)	$55,741	$111,482	$222,964
	Jan. 28, 2010(5)	11,534	23,067	34,601
	Jan. 28, 2010(6)				7			$15.64	$103
	Jan. 28, 2010(7)				14,779			15.64	233,508
	Jan. 28, 2010(7)					32,461	$15.80	15.64	112,964
	April 25, 2010(8)	78,228	156,456	312,912
	July 22, 2010(9)	160,650	321,300	642,600
	July 22, 2010(10)	18,594	37,188	55,782
	July 22, 2010(11)	62,422	124,844	187,266
	July 22, 2010(12)	107,578	215,156	322,734
	July 22, 2010(13)				15,000			13.93	207,675
	Sept. 16, 2010(7)				31,684			13.03	413,318
	Sept. 16, 2010(7)					85,028	13.045	13.03	204,067
	Dec. 31, 2010(14)				341			14.01	4,772
Philip R. Sherringham	Jan. 28, 2010(4)	$495,000	$990,000	$1,980,000
	Jan. 28, 2010(5)	168,750	337,500	506,250
	Jan. 28, 2010(6)				7			$15.64	$103
	Jan. 28, 2010(7)				41,083			15.64	649,111
	Jan. 28, 2010(7)					90,241	$15.80	15.64	314,039
Paul D. Burner	Jan. 28, 2010(4)	$188,163	$376,326	$752,652
	Jan. 28, 2010(5)	73,502	147,003	220,505
	Jan. 28, 2010(6)				4			$15.64	$66
	Jan. 28, 2010(7)				17,894			15.64	282,725
	Jan. 28, 2010(7)					39,305	$15.80	15.64	136,781
	Dec. 31, 2010(14)				341			14.01	4,772
Robert R. D’Amore	Jan. 28, 2010(4)	$168,912	$337,824	$675,648
	Jan. 28, 2010(5)	63,342	126,684	190,026
	Jan. 28, 2010(6)				7			$15.64	$103
	Jan. 28, 2010(7)				15,421			15.64	243,652
	Jan. 28, 2010(7)					33,873	$15.80	15.64	117,878
	Dec. 31, 2010(14)				341			14.01	4,772
Brian F. Dreyer	Jan. 28, 2010(4)	$168,912	$337,824	$675,648
	Jan. 28, 2010(5)	60,703	121,406	182,109
	Jan. 28, 2010(6)				7			$15.64	$103
	Jan. 28, 2010(7)				14,779			15.64	233,508
	Jan. 28, 2010(7)					32,461	$15.80	15.64	112,964
	Dec. 31, 2010(14)				341			14.01	4,772
David K. Norton	Jan. 28, 2010(4)	$163,200	$326,400	$652,800
	Jan. 28, 2010(5)	56,100	112,200	168,300
	Jan. 28, 2010(7)				28,818			15.64	455,324
	Jan. 28, 2010(7)					63,300	$15.80	15.64	220,284
	Dec. 31, 2010(14)				87			14.01	1,223

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the Board of Directors. Share allocations made pursuant to the ESOP are made on the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan, or as soon as administratively practicable following the date the Administrative Committee authorizes the reallocation of unvested shares forfeited by terminated plan participants to the accounts of then-current participants in the plan.
(2)	The threshold payment for a STIP Bonus and for an LTIP Bonus is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is shown as 200% of the target amount, which is the amount generally applicable to such awards. However, the Compensation, Nominating and Governance Committee has discretion to authorize a payout in excess of this limit. The maximum payout with respect to an LTIP Bonus award is 150% of the target amount.
(3)	Exercise price is equal to “fair market value” which is defined in the Long-Term Incentive Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is based on the closing price on the date the allocation is made.
(4)	STIP Bonus award for 2010, payable in 2011. For Mr. Barnes, reflects pro-ration to cover period prior to date of his appointment as interim President and Chief Executive Officer.
(5)	LTIP Bonus award, payable at the end of the 2010-2012 performance cycle. For Mr. Barnes, reflects pro-ration to cover period prior to date of his appointment as President and Chief Executive Officer.
(6)	Reallocation of pro rata portion of unvested shares forfeited by terminated ESOP participants.
(7)	Granted pursuant to Long-Term Incentive Plan.
(8)	Supplemental STIP Bonus award, pro-rated to cover period from date of Mr. Barnes’ appointment as interim President and Chief Executive Officer to date of his appointment as President and Chief Executive Officer.
(9)	Supplemental STIP Bonus award, pro-rated to date of Mr. Barnes’ appointment as President and Chief Executive Officer.
(10)	Supplemental LTIP Bonus award, pro-rated to date of Mr. Barnes’ appointment as President and Chief Executive Officer and payable at the end of the 2008-2010 performance cycle.
(11)	Supplemental LTIP Bonus award, pro-rated to date of Mr. Barnes’ appointment as President and Chief Executive Officer and payable at the end of the 2009-2011 performance cycle.
(12)	Supplemental LTIP Bonus award, pro-rated to date of Mr. Barnes’ appointment as President and Chief Executive Officer and payable at the end of the 2010-2012 performance cycle.
(13)	Granted pursuant to 2007 Recognition and Retention Plan.
(14)	Allocated pursuant to ESOP.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2010 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the People’s United Financial, Inc. 2008 Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, the People’s United Financial, Inc. 2007 Stock Option Plan, and the People’s United Financial, Inc. Employee Stock Ownership Plan, as noted. The LTIP and the SOP each define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the LTIP and the RRP are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of People’s United common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to named executive officers in 2010 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
Long-Term Incentive Plan	Jan. 28, 2010	50% on Jan. 25 immediately prior to second anniversary of grant date; 25% on Jan. 25 immediately prior to third anniversary of grant date; 25% on Jan. 25 immediately prior to fourth anniversary of grant date

	Sept. 16, 2010	50% on second anniversary of grant date; 25% on third anniversary of grant date; 25% on fourth anniversary of grant date

2007 Recognition and Retention Plan	July 22, 2010	20% per year on each anniversary of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers except Messrs. Burner and Norton are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. Barnes	7,325	7,325	(a)	$16.08	Jan. 16, 2018	3,550	(a)	$49,736
	113,863	170,796	(b)	15.66	Jan. 17, 2018	89,232	(b)	1,250,140
	11,000	11,000	(c)	16.94	Feb. 21, 2018	5,325	(c)	74,603
	—	32,674	(d)	16.58	Jan. 22, 2019	14,065	(d)	197,051
	—	32,461	(e)	15.80	Jan. 28, 2020	14,779	(e)	207,054
	—	85,028	(f)	13.05	Sept. 16, 2020	15,000	(g)	210,150
						31,684	(f)	443,893

Philip R. Sherringham	8	—		$5.45	Apr. 10, 2013	—		—
	32,130	—		12.02	Feb. 17, 2015
	98,616	—		14.91	Feb. 16, 2016
	28,896	—		21.63	Feb. 15, 2017
	23,121	—		21.63	Feb. 15, 2017
	853,709	—		18.10	Oct. 25, 2017
	79,149	—		17.66	Mar. 27, 2018
	89,554	—		16.58	Jan. 22, 2019
	90,241	—		15.80	Jan. 28, 2020

Paul D. Burner	24,735	24,735	(h)	$18.86	Sep. 18, 2018	10,720	(h)	$150,187
	114,000	171,000	(i)	18.86	Sep. 18, 2018	90,000	(i)	1,260,900
	—	39,563	(d)	16.58	Jan. 22, 2019	17,030	(d)	238,590
	—	39,305	(e)	15.80	Jan. 28, 2020	17,894	(e)	250,695
						432	(j)	6,053

Robert R. D’Amore	42,525	—		$9.45	Feb. 19, 2014	3,696	(k)	$51,781
	32,130	—		12.02	Feb. 17, 2015	115,965	(l)	1,624,670
	49,308	—		14.91	Feb. 16, 2016	6,474	(c)	90,701
	17,340	5,781	(k)	21.63	Feb. 15, 2017	14,676	(d)	205,611
	332,946	221,965	(l)	18.10	Oct. 25, 2017	15,421	(e)	216,048
	15,520	15,520	(c)	16.94	Feb. 21, 2018
	—	34,095	(d)	16.58	Jan. 22, 2019
	—	33,873	(e)	15.80	Jan. 28, 2020

Brian F. Dreyer	8,033	—		12.02	Feb. 17, 2015	—		—
	24,654	—		14.91	Feb. 16, 2016
	23,121	—		21.63	Feb. 15, 2017
	480,211	—		18.10	Oct. 25, 2017
	31,040	—		16.94	Feb. 21, 2018
	32,674	—		16.58	Jan. 22, 2019
	32,461	—		15.80	Jan. 28, 2020

David K. Norton	35,010	140,040	(m)	$16.54	Nov. 19, 2019	48,440	(m)	$678,644
	—	63,300	(e)	$15.80	Jan. 28, 2020	28,818	(e)	403,740
						87	(n)	1,223

Vesting schedules for the footnoted items in the table above are as follows:

(a)	50% on Jan. 16, 2011; 50% on Jan. 16, 2012

(b)	One third on Jan. 17, 2011; one third on Jan. 17, 2012; one third on Jan. 17, 2013
(c)	50% on Feb. 1, 2011; 50% on Feb. 1, 2012
(d)	50% on Feb. 1, 2011; 25% on Feb. 1, 2012; 25% on Feb. 1, 2013
(e)	50% on Jan. 25, 2012; 25% on Jan. 25, 2013; 25% on Jan. 25, 2014
(f)	50% on Sept. 16, 2012; 25% on Sept. 16, 2013; 25% on Sept. 16, 2014
(g)	20% on Jul. 22, 2012; 20% on Jul. 22, 2013; 20% on Jul. 22, 2014; 20% on Jul. 22, 2015; 20% on Jul. 22, 2016
(h)	50% on Sept. 18, 2011; 50% on Sept. 18, 2012
(i)	One third on Sept. 18, 2011; one third on Sept. 18, 2012; one third on Sept. 18, 2013
(j)	One third on Aug. 5, 2011; one third on Aug. 5, 2012; one third on Aug. 5, 2013 (shares held in ESOP)
(k)	100% on Feb. 1, 2011
(l)	50% on Oct. 25, 2011; 50% on Oct. 25, 2012
(m)	25% on Nov. 19, 2011; 25% on Nov. 19, 2012; 25% on Nov. 19, 2013; 25% on Nov. 19, 2014
(n)	25% on Oct. 30, 2011; 25% on Oct. 30, 2012; 25% on Oct. 30, 2013; 25% on Oct. 30, 2014 (shares held in ESOP)

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $14.01, which was the closing price of People’s United common stock on December 31, 2010.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2010 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2010 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Barnes	N/A	N/A	33,294	$557,675
			7	103
			5,325	84,801
			341	4,772

Philip R. Sherringham	10,632	$43,681	7	$103
			28,839	459,261
			2,641	40,922
			380,563	5,877,796

Paul D. Burner	N/A	N/A	59	$805
			40,720	530,174
			85	1,193

Robert R. D’Amore	N/A	N/A	7	$103
			14,696	234,034
			6,563	93,096
			57,983	735,369
			341	4,772

Brian F. Dreyer	N/A	N/A	7	$103
			14,696	234,034
			3,938	55,861
			50,177	636,370
			139,369	1,960,225
			341	4,772

David K. Norton	N/A	N/A	12,110	$151,738

Cash dividends paid with respect to shares of restricted stock granted pursuant to the Long-Term Incentive Plan and the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. During 2010, the named executive officers received dividend payments on unvested shares of stock awards made under these plans in the following amounts: Mr. Barnes, $87,953; Mr. Sherringham, $117,426; Mr. Burner, $102,593; Mr. D’Amore, $125,309; Mr. Dreyer, $110,478; and Mr. Norton, $55,185.

Shares allocated pursuant to the ESOP during 2010 to the account of each named executive officer are shown in the following table and in the table entitled “Grant of Plan-Based Awards”. Activity shown for January 28, 2010 reflects the reallocation to ESOP participants’ accounts of unvested shares forfeited by former ESOP participants. Activity shown for December 31, 2010 reflects the normal year-end allocation of shares to ESOP participants’ accounts.

	ESOP Shares Allocated in 2010
	January 28	December 31
Mr. Barnes	7	341
Mr. Sherringham	7	—
Mr. Burner	4	341
Mr. D’Amore	7	341
Mr. Dreyer	7	341
Mr. Norton	—	87

Employees must complete at least one full year of credited service for participation in the ESOP. Share allocations on January 28 were based on eligible compensation earned during 2009 and, for Messrs. Burner and Norton, are limited to the amount earned following the one-year anniversary of their respective dates of hire. Likewise, Mr. Norton received a smaller allocation of shares on December 31 because only a portion of his 2010 compensation was taken into account for this purpose. Mr. Burner is vested in 86 of the shares allocated to his account in 2010, while Mr. Norton is not yet vested in any of the shares allocated to his account in 2010. Mr. Sherringham was not eligible to receive an allocation on December 31, 2010 under applicable plan rules. The values shown in the “Option Exercises and Stock Vested” table for the shares allocated to the named executive officers’ ESOP accounts are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Barnes	Chittenden Corporation Pension Account Plan(2)	21.0	$288,600	$—

Philip R. Sherringham	People’s United Bank Employees’ Retirement Plan(2)	6.1	$165,500	$—
	People’s United Bank Cap Excess Plan		—	858,094
	People’s United Bank Enhanced Senior Pension Plan		—	1,021,815
	Employment Agreement dated May 15, 2008	8.1	—	2,083,076

Robert R. D’Amore	People’s United Bank Employees’ Retirement Plan(2)	28.1	$810,600	$—
	People’s United Bank Cap Excess Plan		1,621,000	—
	People’s United Bank Enhanced Senior Pension Plan		200,500	—

Brian F. Dreyer	People’s United Bank Employees’ Retirement Plan(2)	19.1	$767,700	$—
	People’s United Bank Cap Excess Plan		1,548,700	—
	People’s United Bank Enhanced Senior Pension Plan		1,383,400	—

(1)	Values are as of December 31, 2010, which is the pension plan measurement date used by People’s United for financial reporting purposes.
(2)	Tax-qualified defined benefit plan.

People’s United closed its defined benefit pension plans to new participants in 2006. Only individuals who were employees of the Company prior to August 14, 2006 are eligible to participate in these plans. Consequently, neither Mr. Burner nor Mr. Norton is eligible to participate in any defined benefit pension plan maintained by People’s United. Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan but is not eligible to participate in any other defined benefit pension plan maintained by People’s United.

With the exception of the Chittenden Corporation Pension Account Plan, the maximum number of years of credited service used in calculating benefits under each of the plans in the above table is 30. Years of credited service shown for each named executive officer are the same for each plan listed for that individual, except that Mr. Sherringham is credited with an additional two years of service for purposes of the retirement benefit provided pursuant to his Employment Agreement. Except with respect to the Chittenden Corporation Pension Account Plan, the present value of accumulated benefits shown in the table are presented using a discount rate of 5.5%, and assume that benefits are payable to the listed officer in the form of a single life annuity with payments beginning at age 65. The values shown do not assume any pre-retirement decrements.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. Consequently, the maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes represent the actual value of his accumulated benefit, without actuarial adjustments.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans. Each of the named executive officers other than Messrs. Burner, Barnes and Norton is a participant in the Employees’ Retirement Plan and the two Supplemental Retirement Plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees (employees who have completed at least 1,000 hours of service within certain periods and who have attained age 21). Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the covered employee’s normal straight time pay, plus overtime pay, sales incentive compensation and annual incentive compensation, as well as salary reduction amounts elected under the Bank’s employee benefit programs. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. For the named executive officers, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Subject to certain grandfathered benefits under the terms of the Employees’ Retirement Plan and the Internal Revenue Code, the basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan. A participant in the Cap Excess Plan becomes vested at the same time vesting occurs under the Employees’ Retirement Plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Amounts presented in the table for all named executive officers assume that the named executive officer is not entitled to receive benefits of this type from any former employer. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

A trust has been established to provide for payment of the Bank’s obligations under the Supplemental Retirement Plans to the extent the Bank does not pay them directly. The purpose of the trust is to provide participants in the Supplemental Retirement Plans with greater assurance that the benefits to which they are entitled will be paid. All assets in the trust will remain subject to the claims of the Bank’s general creditors in the event of the Bank’s insolvency.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan. The Bank provides additional retirement benefits to this group of employees under the 401(k) Employee Savings Plan. Employees who are not eligible to participate in the Employees’ Retirement Plan are also not eligible to participate in the Supplemental Retirement Plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid. Beginning in 2006, additional pay-based allocations were provided under the Chittenden Corporation Incentive Savings and Profit Sharing Plan. People’s United provided similar allocations under the People’s United Bank 401(k) Employee Savings Plan for 2008 and 2009.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. This interest credit rate equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to an 8.0% maximum rate.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

Mr. Barnes is a participant in this plan.

401(k) Employee Savings Plan. People’s United maintains a tax-qualified defined contribution plan for substantially all of the employees of the Bank as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2010 the limit was $16,500 exclusive of any catch-up contributions). Each year, the Bank matches 100% of a participant’s contributions up to 4% of earnings (as defined in the plan) and may in its discretion make an additional matching contribution of up to 1% of a participant’s earnings. All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees who began employment with the Bank on or after August 14, 2006 receive an “employer retirement contribution” to their account under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. The employer retirement contribution is in lieu of benefits under the Employees’ Retirement Plan and is not available to anyone who remains eligible to participate in the Employees’ Retirement Plan. Messrs. Barnes, Burner and Norton are eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan.

Non-Qualified Savings and Retirement Plan. The Bank maintains a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The basic match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The Bank may choose to make an across-the-board additional discretionary contribution equal to the lesser of 1% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan in excess of 4% of his or her eligible compensation for the applicable year. The discretionary contribution, if made, is usually made in the calendar year following the year for which the Non-Qualified Savings and Retirement Plan contributions were made by the participant. For example, the Bank made basic matching contributions to the Non-Qualified Savings and Retirement Plan during 2010 on the basis of participant contributions to the plan during 2010. In addition, the Bank made a discretionary contribution to the Non-Qualified Savings and Retirement Plan in February 2010 on behalf of participants on the basis of their contributions to the plan during 2009. The amounts shown in the column headed “Registrant Contributions in Last FY” in the table below reflect both the basic and discretionary matching contributions made by the Bank in 2010. The Bank also made discretionary matching contributions in 2011 to the Non-Qualified Savings and Retirement Plan based on named executive officers’ contributions during 2010. Those contributions will be reflected in future compensation disclosures made with respect to 2011.

The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan. The amount of the Bank’s matching contributions for a participant in the Non-Qualified Savings and Retirement Plan are offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Cap Excess Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Enhanced Senior Pension Plan also receive an “enhanced contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 4% of the employee’s eligible earnings. Messrs. Barnes, Burner and Norton are eligible to receive these contributions.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which has been frozen to future contributions. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan.

Balances credited to a participant’s account under the Chittenden Corporation Supplemental Executive Savings Plan are credited with annual earnings at a rate equal to the Company’s average yield on earning assets. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

No named executive officer other than Mr. Barnes has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Mr. Barnes) the Chittenden Corporation Supplemental Executive Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John P. Barnes	$208,420	$82,640	$28,785	$—	$687,549
Philip R. Sherringham	$74,265	$50,728	$(82,022)	$851,657	$—
Paul D. Burner	$49,162	$29,370	$5,689	$—	$116,221
Robert R. D’Amore	$87,085	$23,544	$53,159	$—	$751,636
Brian F. Dreyer	$35,720	$21,346	$91,613	$—	$1,230,130
David K. Norton	$20,400	$6,520	$843	$—	$27,763

Prior to November 1, 2008, Non-Qualified Savings and Retirement Plan account balances maintained on behalf of participants were credited with earnings as though such amounts had actually been invested according to the allocation specified by the participant in funds available under the 401(k) Employee Savings Plan. These investments consist of People’s United common stock; various open-end mutual funds; and the Putnam Stable Value Fund, a collective investment trust maintained by Putnam Fiduciary Trust Company which is designed to provide a stable fixed income vehicle for defined contribution plans.

Balances attributable to all employee deferrals and contributions to the Non-Qualified Savings and Retirement Plan on and after November 1, 2008 are credited with interest at a fixed rate set by the Company’s Treasury and Finance Committee. This rate, which has been set at 8% through December 31, 2011 and is comparable to the 8.25% long-term rate of expected return used for purposes of the Employees’ Retirement Plan, is subject to review and revision by the Treasury and Finance Committee on an annual basis. Balances in participants’ plan accounts on November 1, 2008 will continue to be credited with earnings in the manner described in the preceding paragraph, until such time as the participant elects to transfer all (but not less than all) of his or her pre-November 2008 balances into the fixed rate investment. This transfer is irrevocable once it has been made.

Non-Qualified Savings and Retirement Plan balances are distributable in a lump sum in the first payroll period in the seventh month following the executive’s termination of employment with People’s United.

Information about earnings calculations and distribution options under the Chittenden Corporation Supplemental Executive Savings Plan appears in the general description of that plan appearing above the table. No contributions were made to this plan by or on behalf of Mr. Barnes for 2010.

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan in 2010, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2010 with respect to services rendered in 2009 for those named executive officers who are eligible to receive such credits under this plan. A portion of the amounts shown in this table in the column headed “Aggregate Earnings in Last FY” are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table to the extent they constitute above-market earnings.

Employee Stock Ownership Plan. In 2007, the Company established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. The ESOP purchased 10,453,575 shares of People’s United stock in the open market in April 2007, using the proceeds of a loan made by the Company to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares will be released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2010, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant at year-end is determined by comparing the participant’s annual earnings (up to $245,000 for 2010) to the annual earnings of all other eligible participants. Each named executive officer other than Messrs. Sherringham and Norton received an allocation of approximately 341 shares under the ESOP on December 31, 2010. Mr. Norton became eligible to participate in the ESOP on November 1, 2010 and received an allocation of 87 shares under the ESOP for 2010. Mr. Sherringham was not eligible to receive a year-end allocation of shares for 2010 under applicable plan rules.

Shares allocated to the accounts of ESOP participants are forfeited to the extent those shares are not vested at the time the participant’s employment is terminated. Forfeited shares may be used to defray expenses of operating the ESOP or, at management’s discretion, may be reallocated to the accounts of the remaining participants in the plan. In January 2010, all named executive officers other than Messrs. Burner and Norton received an allocation of 7 shares as a result of forfeitures in 2008. The allocation of forfeited shares is based on the recipient’s annual earnings (as limited by IRS rules) for the preceding calendar year, once the individual has become eligible to participate in the ESOP. As a result, only a portion of Mr. Burner’s 2009 compensation and none of Mr. Norton’s 2009 compensation was taken into account for purposes of the January 2010 allocation.

Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to the named executive officers upon termination of employment or in the event of a change in control of People’s United. The term “change in control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations of the Company in which a majority of shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of the assets of the Company, and the liquidation or dissolution of the Company; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of the outstanding securities of People’s United; and (4) a change (with certain exceptions) in a majority of the members of the Board of Directors of the Company.

Employment Agreement. Mr. Sherringham was a party to an employment agreement with the Company. In connection with his resignation as an executive officer of the Company in April 2010, Mr. Sherringham and the Company entered into a separation agreement that confirmed that the termination of Mr. Sherringham’s employment would be treated as a “Discharge Other Than for Cause and Non-Renewal of the Agreement” under Section 4(a)(ii) of his employment agreement. Accordingly, Mr. Sherringham received the following payments and benefits following his resignation:

(a)	Accrued but unpaid base salary and expense reimbursements, plus the value of accrued but unused vacation (determined by reference to his base salary) through the date of his resignation;

(b)	A cash severance payment in the amount of $4.5 million;

(c)	A pro-rated portion of his target annual cash bonus for 2010;

(d)	Immediate vesting of all unvested equity and long-term incentive cash awards;

(e)	An amount equal to the retirement benefits Mr. Sherringham would have earned if he had remained employed for two additional years following the date his employment was terminated, under the Company’s qualified and non-qualified retirement plans in which he participated;

(f)	Continued participation by Mr. Sherringham, his spouse and his dependents in the Company’s group health plans in which he participated, with the aggregate cost to the Company for providing this benefit following expiration of Mr. Sherringham’s eligibility for coverage under COBRA being capped at $50,000;

(g)	Office space in Fairfield County comparable in size and quality to the office provided for Mr. Sherringham during his employment, and the services of a full-time personal secretary, for the lesser of 18 months from termination of his employment or until he begins employment with another employer; and

(h)	Ownership of the automobile Mr. Sherringham was using on the date of termination of his employment.

Amounts paid pursuant to paragraph (a) above are included in the “Salary” column of the Summary Compensation Table to the extent they constitute payment of accrued but unpaid salary, and in the “All Other Compensation” column to the extent they constitute payment for accrued but unused vacation; expense reimbursements do not represent compensation and do not appear in the Summary Compensation Table or elsewhere in this proxy statement. Amounts paid or the value of benefits provided pursuant to paragraphs (b), (f), (g) and (h) above are included in the “All Other Compensation” column in the Summary Compensation Table. Amounts paid pursuant to paragraphs (c) and (d) above are included in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table, except to the extent of value attributable to the accelerated vesting of equity awards, which is included in the table headed “Options Exercised and Stock Vested.” The value of additional retirement benefits provided in accordance with paragraph (e) above is included in the “All Other Compensation” column in the Summary Compensation Table, and in the “Payments During Last Fiscal Year” column in the table headed “Pension Benefits.”

Mr. Barnes is not a party to an employment agreement with the Company.

Split-Dollar Cash Value Restoration Plan. Messrs. D’Amore and Dreyer are participants in the People’s United Bank Split-Dollar Cash Value Restoration Plan. No other named executive officer is covered by this plan. The Split-Dollar Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under the Bank’s split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the

Sarbanes-Oxley Act of 2002, under which the Bank’s payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive.

Terminating the covered officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement to the Bank for insurance premiums paid by the Bank under the split-dollar program for each covered officer’s benefit prior to adoption of the Split-Dollar Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the covered officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to the Bank because of the executives’ obligation to reimburse the Bank for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by the Bank.

Benefits under the Split-Dollar Cash Value Restoration Plan are generally payable after the executive’s employment with the Bank ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at age 65 to the projected cash value of the replacement policy, net of premium reimbursements due to the Bank as noted above. Since benefits paid under the Split-Dollar Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or grossed up, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the executive could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Split-Dollar Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Split-Dollar Cash Value Restoration Plan if the executive’s employment is terminated for cause. For purposes of the Split-Dollar Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Bank or any of its affiliates.

Change in Control Agreements. The Company entered into agreements with each named executive officer (other than Mr. Sherringham) providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) has a term of three years. The Company did not enter into a Change in Control Agreement with Mr. Sherringham because he was entitled to similar protections pursuant to the terms of his employment agreement.

If an executive’s employment with the Company is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs during the three-year term of the Change in Control Agreement, the Company will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to three times the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•

An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates; and

•

Continued participation by the executive, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

If any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment would be due.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

In March 2010, the Board of Directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Board intends to follow this same approach when considering renewal of any existing change in control agreements and employment agreements.

Long-Term Incentive Plan. The Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to eligible directors, officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to eligible directors, officers and employees of the Company. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of People’s United common stock credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers (other than Messrs. Sherringham and Dreyer) under the terms of the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the Split-Dollar Cash Value Restoration Plan, and the change in control agreements for each named executive officer, in each case assuming the event giving rise to the payment occurred on December 31, 2010. Amounts shown in these tables for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

Payments made to and benefits received by Mr. Sherringham as a result of his resignation in April 2010, and payments made to and benefits received by Mr. Dreyer as a result of his early retirement on December 31, 2010 are set forth elsewhere in this proxy statement. Neither Mr. Sherringham nor Mr. Dreyer received or will receive any other payments as a result of termination other than the value of all benefits previously accrued and vested under compensation and retirement plans in which each of them participated.

	John P. Barnes
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,529,200
Cash LTIP Award	$—	$—	$—	$—	$—	$204,083

Equity(2)
Restricted Stock	$—	$—	$972,336	$972,336	$—	$2,432,626
Unexercisable Options	$—	$—	$82,052	$82,052	$—	$82,052

Total Equity	$—	$—	$1,054,388	$1,054,388	$—	$2,514,678

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$37,277
Outplacement	$—	$—	$—	$—	$—	$11,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$48,277

Total Benefits	$—	$—	$1,054,388	$1,054,388	$—	$6,296,238

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2010 ($14.01).
(3)	Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any other defined benefit retirement plans maintained by the Company.
(4)	Mr. Barnes does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Paul D. Burner
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,502,024
Cash LTIP Award	$—	$—	$—	$—	$—	$143,688

Equity(2)
Restricted Stock	$—	$—	$639,472	$639,472	$—	$1,900,372
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$639,472	$639,472	$—	$1,900,372

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$37,277
Outplacement	$—	$—	$—	$—	$—	$11,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,147,676

Total Other Benefits	$—	$—	$—	$—	$—	$1,195,952

Total Benefits	$—	$—	$639,472	$639,472	$—	$5,742,037

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2010 ($14.01).
(3)	Mr. Burner does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Burner does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,246,040
Cash LTIP Award	$—	$—	$—	$—	$—	$123,828

Equity(2)
Restricted Stock	$—	$—	$1,295,242	$1,295,242	$—	$2,188,810
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$1,295,242	$1,295,242	$—	$2,188,810

Retirement Benefits
DB Plans(3),(4)	$—	$—	$—	$—	$—	$55,981

Split-Dollar Cash Value Restoration Plan	$116,395	$—	$116,395	$116,395	$116,395	$116,395

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$2,761
Outplacement	$—	$—	$—	$—	$—	$11,000
Tax Gross-Ups	$70,285	$—	$70,285	$70,285	$70,285	$70,285

Total Other Benefits	$70,285	$—	$70,285	$70,285	$70,285	$84,046

Total Benefits	$186,680	$—	$1,481,922	$1,481,922	$186,680	$4,815,099

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2010 ($14.01).

(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2010 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2010 and assuming payments would have commenced on January 1, 2011.
(5)	Health benefits continue for two additional years in the event of a change in control.

	David K. Norton
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,203,200
Cash LTIP Award	$—	$—	$—	$—	$—	$91,256

Equity(2)
Restricted Stock	$—	$—	$403,740	$403,740	$—	$1,082,385
Unexercisable Options	$—	$—	$—	$—	$—	$—

Total Equity	$—	$—	$403,740	$403,740	$—	$1,082,385

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$28,120
Outplacement	$—	$—	$—	$—	$—	$11,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,125,756

Total Other Benefits	$—	$—	$—	$—	$—	$1,164,876

Total Benefits	$—	$—	$403,740	$403,740	$—	$4,541,716

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2010 ($14.01).
(3)	Mr. Norton does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Norton does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

Director Compensation

The following table sets forth information relating to the compensation of the Company’s directors during 2010. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Collin P. Baron	$90,700	$91,807	$182,507
George P. Carter	310,139	299,482	609,621
John K. Dwight	81,550	91,807	173,357
Jerry Franklin	108,750	91,807	200,557
Eunice S. Groark	78,350	91,807	170,157
Janet M. Hansen	86,350	91,807	178,157
Richard M. Hoyt	80,650	91,807	172,457
Mark W. Richards	74,190	91,807	165,997
James A. Thomas	91,650	91,807	183,457

(1)	The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2010 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees paid by People’s United and the Bank. For Ms. Hansen and Messrs. Carter, Dwight and Franklin, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects grant-date value ($14.54 per share) of 6,313 shares awarded to each director on May 6, 2010 pursuant to the Directors’ Equity Compensation Plan. Also reflects grant-date value ($13.85) of 15,000 shares awarded to Mr. Carter on July 22, 2010 under the 2007 Recognition and Retention Plan. Information about shares awarded under these plans that either remained subject to transfer restrictions or had not vested as of December 31, 2010 is as follows:

Directors’ Equity Compensation Plan

	Restricted Shares Outstanding at Dec. 31, 2010
	Number	Aggregate Value
All directors	17,539	$245,721

2007 Recognition and Retention Plan

	Unvested Shares Outstanding at Dec. 31, 2010
	Number	Aggregate Value
Messrs. Dwight and Richards	31,071	$435,305
Mr. Carter	60,848	852,480
All other directors	37,661	527,631

The aggregate values shown were determined by reference to the $14.01 closing price of People’s United common stock on December 31, 2010. Except for a grant of 15,000 shares made to Mr. Carter in July 2010, no shares were awarded to directors in 2010 pursuant to the Recognition and Retention Plan.

Information about options previously awarded under the 2007 Stock Option Plan that were unexercised as of December 31, 2010 is as follows:

2007 Stock Option Plan

Name	Grant Date	Exercise Price	Unexercised Options Outstanding At Dec. 31, 2010
			Vested	Unvested
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	42,771	64,157
Mr. Carter	Dec. 7, 2007	$17.09	142,007	94,672
All other directors	Dec. 7, 2007	$17.09	116,649	77,766

No options were granted to directors in 2010 pursuant to this plan.

Compensation of the Board of Directors of People’s United is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by People’s United or any of its affiliates are not entitled to additional compensation for board or committee service. Directors who are not employed by People’s United receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board(1)(2)	165,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(3)	8,000
All Other Committees(4)	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee:
Chairman	1,450
Other Audit Committee members	1,200
Members of all Committees (except Audit)	950

(1)	Not payable if Chairman is an employee of People’s United.
(2)	This amount was temporarily increased to $220,000 during the period from April 25, 2010 (the date on which Mr. Sherringham resigned as President and Chief Executive Officer) to July 22, 2010 (the date on which Mr. Barnes was appointed President and Chief Executive Officer), in recognition of the additional duties assumed by the Chairman during that period of management transition.
(3)	Committee of the Bank’s board of directors.
(4)	Fee for service as Chairman of Executive Committee not payable if same individual also serves as Chairman of the Board.

Members of the Board of Directors of the Bank receive additional compensation for service as members of that Board and its committees. However, no separate compensation will be paid to a director of the Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United and who is compensated for that meeting by People’s United.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as Chairman of the Audit Committee without a meeting of the

Audit Committee (for example, meetings with representatives of the Company’s independent registered public accountants). In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee. In addition, Ms. Hansen and Messrs. Dwight and Franklin periodically participate in the review of regulatory filings, and receive an amount equal to the regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of People’s United common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Under the Directors’ Equity Compensation Plan, each director who is not an employee is granted an annual award of shares of People’s United common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation, Nominating and Governance Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 255,948 shares remained available for issuance as stock grants pursuant to this plan at February 28, 2011.

Shares of common stock issued under the Directors’ Equity Compensation Plan vest immediately but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a People’s United director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 28, 2011, transfer restrictions remained in effect with respect to a total of 157,851 shares previously issued pursuant to the Directors’ Equity Compensation Plan.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The Board of Directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. The Board may make grants under one or both of these plans to individuals when they are first elected as directors. No grants were made to directors in 2010 under the 2007 Stock Option Plan. Mr. Carter received a special grant of 15,000 shares under the 2007 Recognition and Retention Plan in recognition of the contributions made by Mr. Carter to People’s United during the period from April 25, 2010 (the date on which Mr. Sherringham resigned as President and Chief Executive Officer) to July 22, 2010 (the date on which Mr. Barnes was appointed President and Chief Executive Officer).

Shares of common stock issued to directors under the 2007 Recognition and Retention Plan and stock options granted to directors under the 2007 Stock Option Plan vest in 20% annual increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or upon a change in control of the Company, as that term is defined in the plans. At February 28, 2011, a total of 328,244 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other outstanding shares of People’s United common stock.

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to non-qualified deferred compensation plans maintained by Chittenden for the benefit of its directors. People’s United assumed responsibility for these plans in 2008. Under the terms of these plans, earnings were credited to their respective accounts during 2010 ($41,911 for Mr. Dwight; $65,533 for Mr. Richards) at a rate equal to the Company’s yield on average earning assets. This rate was 4.31% for 2010.

Stock Ownership Guidelines. The Board of Directors has adopted guidelines for stock ownership by directors in order to encourage members of the Board to increase their ownership of the Company’s stock over time. Under these guidelines, directors with at least five years of Board service are expected to own shares of the Company’s common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000, as of December 31, 2010. The guidelines also provide that directors who have less than five years of Board service are expected to own shares of People’s United common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of Board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of Board service. Messrs. Dwight and Richards, who joined the Board of Directors in January 2008, are subject to these transitional guidelines. The stock ownership of all members of the Board of Directors was in compliance with applicable guidelines as of December 31, 2010.

Certain Transactions with Members of Our Board of Directors and Executive Officers

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations which have directors or executive officers of the Company as their officers, partners, members and shareholders. We also extend credit to directors and executive officers of the Company and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with the Company; and do not involve more than the normal risk of collectibility or present other unfavorable features.

Except as described above, during 2010 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks a non-binding advisory vote to approve the compensation of our named executive officers as described under the heading “Compensation Discussion and Analysis” and the accompanying tables and text regarding named executive officer compensation in this proxy statement.

This proposal gives you an opportunity to express your views on the compensation of the Company’s named executive officers. Your vote is advisory, and it will not be binding upon the Board of Directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account when making future executive officer compensation decisions.

The objectives of our executive compensation programs are described in detail in the Compensation Discussion and Analysis. We believe that our compensation policies and decisions are designed to implement a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve (on a non-binding, advisory basis) the compensation of our named executive officers as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement for its 2011 annual meeting.

The Board of Directors recommends that shareholders vote “for” approval of the named executive officers’ compensation in accordance with the foregoing resolution.

ITEM III. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY

VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks a non-binding advisory vote regarding the desired frequency for holding a non-binding advisory vote to approve the compensation of our named executive officers as described in our annual proxy statements.

This proposal gives you an opportunity to express your views as to whether the non-binding advisory vote on the compensation of our named executive officers should occur every one, two, or three years. Your vote is advisory, and it will not be binding upon the Board of Directors. However, the Board of Directors expects to take the outcome of the vote into account when deciding the frequency of the non-binding advisory vote on our future executive officer compensation decisions.

We recommend that a non-binding advisory vote to approve the compensation of our named executive officers as described in our annual proxy statements occur on an annual basis. We believe that holding this vote every year will allow our Board of Directors and the Compensation, Nominating and Governance Committee the opportunity to implement any changes they deem appropriate in response to the vote results prior to the next executive compensation cycle.

Although it is our current intention to hold such advisory vote every year, we may determine that a different frequency is appropriate, either in response to the vote of our shareholders on this item or for other reasons.

You are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of the compensation of our named executive officers should be held every one, two or three years. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of our shareholders.

The Board of Directors recommends that the shareholders cast their advisory votes in favor of holding the non-binding advisory vote to approve the compensation of our named executive officers on an annual (one year) basis.

ITEM IV. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as People’s United’s independent registered public accounting firm for the year ending December 31, 2011. KPMG LLP has served as the Company’s independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed by KPMG LLP to People’s United (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of People’s United’s annual consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2010 and December 31, 2009 and for the review of interim consolidated financial statements included in the Company’s Form 10-Q filings during those years totaled $1,857,000 in 2010 and $1,615,000 in 2009.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of People’s United’s financial statements and those of its subsidiaries (to the extent not classified as “Audit Fees”) totaled $183,000 in 2010 and $188,264 in 2009. For each of those years, these services consisted of: financial statement audits of various employee benefit plans and preparation of a report on certain internal control policies and procedures of the Bank’s Wealth Management and Trust Department.

Tax Fees

People’s United did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2010 or 2009.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2010 or 2009.

The Audit Committee has sole authority to appoint the Company’s independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as auditors for People’s United. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by People’s United’s independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the Board of Directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The Board of Directors recommends that shareholders vote “for” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December 31, 2011.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to be considered for inclusion in People’s United’s proxy materials for the annual meeting of shareholders in 2012, shareholder proposals must be received by the Company at its principal executive offices no later than November 14, 2011. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of People’s United’s bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2010, if received by People’s United after March 21, 2011, which is ten days following the date notice of the annual meeting was first given to shareholders. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

People’s United’s Annual Report on Form 10-K for the year ended December 31, 2010 is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Peter C. Goulding, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on the Bank’s website, www.peoples.com, without charge.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 21, 2011

The proxy statement and Annual Report on Form 10-K are available at:

http://www.proxyvoting.com/pbct

Meeting information:

•	When: 10:00 a.m. Eastern time on April 21, 2011

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following four items:

•	Election of directors

•	Non-binding advisory vote on compensation of named executive officers

•	Non-binding advisory vote on frequency of advisory vote on compensation of named executive officers

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

Management recommends a vote for each of the nominees for election named in the proxy statement, for approval of the compensation of the named executive officers, for “one year” regarding the frequency of the vote on the compensation of named executive officers, and for approval of KPMG. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at 203-338-7228.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PEOPLE’S UNITED FINANCIAL, INC.	INTERNET http://www.proxyvoting.com/pbct Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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94410

▼  FOLD AND DETACH HERE  ▼

	Please mark your votes as	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 4, AND FOR “1 YEAR” ON ITEM 3.	indicated in this example

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐
01 John P. Barnes
02 Collin P. Baron
03 Richard M. Hoyt
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the advisory (non-binding) resolution relating to compensation of named executive officers	☐	☐	☐
	1 year	2 years	3 years	Abstain

3.	Advisory (non-binding) vote relating to the frequency of the advisory (non-binding) vote on compensation of named executive officers ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Vote to ratify KPMG LLP as our independent registered public accounting firm for 2011	☐	☐	☐

	I will attend meeting		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your People’s United Financial, Inc. account online.

Access your People’s United Financial, Inc., account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for People’s United Financial, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/pbct

▼  FOLD AND DETACH HERE  ▼

PROXY

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders – April 21, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John K. Dwight, Jerry Franklin and Janet M. Hansen, or any two of them, and their respective substitutes or delegates, as proxies to represent and to vote, as specified on the reverse side hereof, all of the shares of capital stock of People’s United Financial, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 2011 and at any postponement or adjournment thereof; and subject to direction by a majority of the Board of Directors, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHERE PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY OR “ABSTAIN” VOTE IS SPECIFIED, OR UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR, “FOR” ITEM 2, “1 YEAR” WITH RESPECT TO ITEM 3, AND “FOR” ITEM 4. IF ANY OTHER MATTER IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS A MAJORITY OF THE BOARD OF DIRECTORS DETERMINES.

If you hold shares of People’s United common stock indirectly through any employee benefit plan maintained by People’s United or any of its affiliates, this card also provides voting instructions for shares held on your behalf through any such plan. Please note that voting instructions for shares of common stock held through any such plan must be received no later than April 14, 2011. The undersigned hereby authorizes the Trustee of each employee benefit plan maintained by People’s United or any of its affiliates to vote all shares of People’s United common stock held on behalf of the undersigned through any such plan at the Annual Meeting of Shareholders or at any adjournment thereof, in accordance with the instructions on the reverse side. IF NO INSTRUCTIONS ARE GIVEN, THE TRUSTEE WILL VOTE OR ABSTAIN FROM VOTING SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE PLAN.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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